UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Seattle Genetics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 9, 2010

Dear Seattle Genetics Stockholders:

On behalf of Seattle Genetics, Inc., I cordially invite you to attend our 2010 Annual Meeting of Stockholders to be held on Friday, May 21, 2010, at 11:00 a.m., local time, at our principal offices located at 21823 – 30th Drive S.E., Bothell, WA 98021.

Enclosed are the following:

•	Our Notice of Annual Meeting of Stockholders and Proxy Statement (which includes a notice of Internet availability of our proxy materials);

•	Our 2009 Annual Report to Stockholders; and

•	A proxy card with a return envelope to record your vote.

Details regarding the business to be conducted at the Annual Meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, it is important that your shares are represented. Please read the enclosed Proxy Statement and vote by Internet, by telephone or by marking, dating, signing and returning the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided. Of course, if you attend the Annual Meeting, you will have the right to vote your shares in person.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Seattle Genetics. We look forward to seeing you at the Annual Meeting.

Sincerely,

Clay B. Siegall, Ph.D.

President and Chief Executive Officer

YOUR VOTE IS IMPORTANT There are three ways to vote: by Internet, by telephone or by marking, dating and signing the enclosed proxy card and mailing it promptly in the enclosed return envelope.

21823 30TH DRIVE S.E.

BOTHELL, WA 98021

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 21, 2010

The 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Seattle Genetics, Inc., a Delaware corporation (“Seattle Genetics”), will be held on Friday, May 21, 2010 at 11:00 a.m. local time at the principal offices of Seattle Genetics located at 21823 – 30th Drive S.E., Bothell, Washington 98021, for the following purposes:

1.	To elect the three nominees for director named in the accompanying proxy statement, to hold office until our 2013 Annual Meeting of Stockholders;

2.	To approve the amendment and restatement of the Seattle Genetics, Inc. Amended and Restated 2007 Equity Incentive Plan to increase the aggregate number of shares of common stock authorized for issuance thereunder by 7,500,000 shares, and to make certain other changes thereto as described in the accompanying proxy statement;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

You can find more information about each of these items, including the nominees for directors, in the attached Proxy Statement.

The Board of Directors has fixed the close of business on March 26, 2010 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

We cordially invite all stockholders to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, please vote by Internet, by telephone or by marking, dating, signing and returning the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you vote by Internet, by telephone or by sending in your proxy card, but then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures described in the proxy statement. Please note that if your shares are held in an account by your stockbroker, bank, or other nominee and you wish to vote at the Annual Meeting, you must notify your broker, bank or other nominee and obtain the proper documentation.

By Order of the Board of Directors,

Eric L. Dobmeier

Corporate Secretary

Bothell, Washington

April 9, 2010

YOUR VOTE IS IMPORTANT There are three ways to vote: by Internet, by telephone or by marking, dating and signing the enclosed proxy card and mailing it promptly in the enclosed return envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 21, 2010 at 21823 – 30th Drive S.E., Bothell, Washington 98021

The proxy statement and annual report to stockholders are available at

http://materials.proxyvote.com/812578.

SEATTLE GENETICS, INC.

PROXY STATEMENT FOR THE

2010 ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 21, 2010

Our Board of Directors is soliciting proxies for the 2010 Annual Meeting of Stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The Board has set the close of business on March 26, 2010 as the record date for the Annual Meeting. Stockholders of record who owned our common stock on that date are entitled to vote at and attend the Annual Meeting. Each share of common stock is entitled to one vote. There were 100,668,212 shares of common stock outstanding on the record date.

Voting materials, which include this proxy statement, a proxy card and our 2009 Annual Report, are being mailed to stockholders on or about April 9, 2010. This proxy statement and our 2009 Annual Report are also available on the Internet at http://materials.proxyvote.com/812578.

In this proxy statement:

•	“We,” “us,” “our” and “Seattle Genetics” refer to Seattle Genetics, Inc.;

•	“Annual Meeting” means our 2010 Annual Meeting of Stockholders;

•	“Board of Directors” or “Board” means our Board of Directors; and

•	“SEC” means the Securities and Exchange Commission.

We have summarized below important information with respect to the Annual Meeting.

TIME AND PLACE OF THE ANNUAL MEETING

The Annual Meeting is being held on Friday, May 21, 2010 at 11:00 a.m. local time at our principal offices located at 21823 – 30th Drive S.E., Bothell, Washington 98021.

All stockholders who owned shares of our stock as of March 26, 2010, the record date, may attend and vote on the proposals considered at the Annual Meeting.

PURPOSE OF THE PROXY STATEMENT AND PROXY CARD

You are receiving this proxy statement and proxy card from us because you owned shares of our common stock on March 26, 2010, the record date. This proxy statement describes the proposals on which we would like you, as a stockholder, to vote. It also gives you information on these proposals so that you can make an informed decision.

When you sign the proxy card, you appoint Clay B. Siegall and Eric L. Dobmeier as your representatives at the Annual Meeting. Clay B. Siegall and Eric L. Dobmeier will vote your shares, as you have instructed them on the proxy card, at the Annual Meeting. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting it is a good idea to complete, sign and return your proxy card in advance of the Annual Meeting in the event your plans change.

PROPOSALS TO BE VOTED ON AT THIS YEAR’S ANNUAL MEETING

You are being asked to vote:

•	to elect the three nominees for director named in this proxy statement, to hold office until our 2013 Annual Meeting of Stockholders;

•

to approve the amendment and restatement of the Seattle Genetics, Inc. Amended and Restated 2007 Equity Incentive Plan to increase the aggregate number of shares of common stock authorized for issuance thereunder by 7,500,000 shares, and to make certain other changes thereto as described in this proxy statement; and

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

The Board of Directors recommends a vote FOR each nominee named herein for director and FOR each of the other proposals.

VOTING OPTIONS

You may vote by mail.

To vote by mail, please sign your proxy card and return it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you hold your shares in “street name”, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Seattle Genetics. Holding shares in “street name” means your shares of stock are held in an account by your stockbroker, bank or other nominee, and the stock certificates and record ownership are not in your name.

You may vote in person at the Annual Meeting.

We will pass out written ballots to anyone who wants to vote at the Annual Meeting. If your shares are held in street name and you wish to vote your shares at the Annual Meeting, you must notify your broker, bank or other nominee and obtain a valid proxy from your broker, bank or other nominee.

You may vote by telephone or electronically via the Internet.

If you are a stockholder of record, to submit your proxy by telephone or via the Internet, follow the instructions on the proxy card. If you hold your shares in street name, you may vote by telephone or via the Internet as instructed by your broker, bank or other nominee.

You may change your mind after you have returned your proxy or submitted your proxy by telephone or via the Internet.

If you change your mind after you return your proxy or submit your proxy by telephone or via the Internet and you are a stockholder of record, you may revoke your proxy at any time before the polls close at the Annual Meeting. You may do this by:

•	signing another proxy with a later date;

•	submitting a new proxy by telephone;

•	submitting a new proxy via the Internet; or

•	voting in person at the Annual Meeting.

If your shares are held in street name, you should follow the instructions provided by your broker, bank or other nominee.

MULTIPLE PROXY CARDS

If you received more than one proxy card, it means that you hold shares in more than one account. Please sign and return all proxy cards to ensure that all your shares are voted.

QUORUM REQUIREMENT

Shares are counted as present at the Annual Meeting if a stockholder of record either:

•	is present and votes in person at the Annual Meeting; or

•	has properly submitted a proxy card.

A majority of our outstanding shares of common stock as of the record date must be present at the Annual Meeting (either in person or by proxy) in order to hold the Annual Meeting and conduct business. This is called a “quorum.”

CONSEQUENCES OF NOT RETURNING YOUR PROXY; ABSTENTIONS AND BROKER NON-VOTES

If your shares are held in your name, you must return your proxy (or attend the Annual Meeting in person) in order to vote on the proposals. If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your brokerage firm on your vote instruction form. Under the current rules that govern brokers, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items.

The election of directors (Proposal No. 1) and the amendment and restatement of the Seattle Genetics, Inc. Amended and Restated 2007 Equity Incentive Plan (Proposal No. 2) are “non-discretionary” items. If you do not instruct your broker how to vote with respect to these items, your broker may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal No. 3) is considered to be discretionary and your brokerage firm will be able to vote on Proposal No. 3 even if it does not receive instructions from you, so long as it holds your shares in its name.

Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are not counted for the purpose of determining the number of votes cast and will therefore not have any effect with respect to any of the proposals.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures that your shares will be voted at the Annual Meeting.

REQUIRED VOTES

Assuming that a quorum is present, the three nominees receiving the highest number of FOR votes (from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected as directors. The approval of Proposal No. 2, the amendment and restatement of the Seattle Genetics, Inc. Amended and Restated 2007 Equity Incentive Plan, will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal No. 3), will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.

VOTE SOLICITATION; NO USE OF OUTSIDE SOLICITORS

The Board of Directors of Seattle Genetics is soliciting your proxy to vote your shares at the Annual Meeting. In addition to this solicitation by mail, our directors, officers and other employees may contact you by telephone, via the Internet, in person or otherwise to obtain your proxy. These persons will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners. We will reimburse these entities and our transfer agent for their reasonable out-of-pocket expenses in forwarding proxy materials. We have not retained the services of a proxy solicitor.

VOTING PROCEDURES

Votes cast by proxy or in person at the Annual Meeting will be tabulated by a representative of BNY Mellon, our transfer agent, who will act as the Inspector of Election. The Inspector will also determine whether a quorum is present at the Annual Meeting.

The shares represented by the proxy cards received, properly marked, dated, signed and not revoked and votes properly cast by telephone or Internet, will be voted at the Annual Meeting. If the proxy card specifies a choice with respect to any matter to be acted on, the shares will be voted in accordance with that specified choice. Any proxy card that is returned but not marked will be voted FOR the director nominees to be voted upon, FOR the amendment and restatement of the Seattle Genetics, Inc. Amended and Restated 2007 Equity Incentive Plan, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, and as the proxy holders deem desirable for any other matters that may properly come before the Annual Meeting.

We believe that the procedures to be used by the Inspector to count the votes are consistent with Delaware law concerning voting of shares and determination of a quorum.

PUBLICATION OF VOTING RESULTS

We will announce preliminary voting results at the Annual Meeting. We will publish the final results in a current report on Form 8-K, which we expect to file with the SEC within four business days of the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8 K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results. You can obtain a copy of any of these filings on our website at www.seattlegenetics.com, by contacting our Investor Relations Department at (425) 527-4000, by calling the SEC at (800) 732-0330 for information regarding its public reference room, or through the EDGAR system at www.sec.gov.

OTHER BUSINESS

We do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. If any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to Clay B. Siegall and Eric L. Dobmeier to vote on such matters at their discretion.

PROPOSALS FOR 2011 ANNUAL MEETING

To have your proposal included in our proxy statement for the 2011 Annual Meeting, you must submit your proposal in writing by December 10, 2010 to Eric L. Dobmeier, Corporate Secretary, Seattle Genetics, 21823 – 30th Drive S.E., Bothell, Washington 98021, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. However, if the 2011 Annual Meeting is not held between April 21, 2011 and June 20, 2011, then the deadline will be a reasonable time prior to the time we begin to print and send our proxy materials.

Proposals of stockholders and director nominations intended to be considered at the 2011 Annual Meeting but not included in our proxy statement for that meeting must be received at the above address no earlier than January 21, 2011 and no later than February 20, 2010; provided, however, that in the event the date of the 2011 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the date of this year’s Annual Meeting, and less than 60 days notice is given prior to the 2011 Annual Meeting, then such proposal must be received not later than the 10th day following the day on which public announcement of the date of such meeting is first made. We also advise you to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. A stockholder’s notice to our Corporate Secretary must set forth the information required by our bylaws with respect to each matter the stockholder proposes to bring before the 2011 Annual Meeting. The Chairman of the 2011 Annual Meeting may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the Board of Directors for the 2011 Annual Meeting will confer discretionary voting authority with respect to (i) any proposal presented by a stockholder at that meeting for which Seattle Genetics has not been provided with timely notice and (ii) any proposal made in accordance with our bylaws, if the 2011 proxy statement briefly describes the matter and how management proxy holders intend to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Securities Exchange Act of 1934.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. All statements other than statements of historical facts are “forward-looking statements” for purposes of these provisions, including those relating our future financial performance or other future events, such as statements relating to future clinical development of our product candidates, and potential regulatory filings and marketing approvals of brentuximab vedotin and our other product candidates. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “project,” “believe,” “estimate,” “predict,” “potential,” “possible,” “intend” or “continue,” the negative of terms like these or other comparable terminology, and other words or terms of similar meaning in connection with any discussion of future operating or financial performance. These statements are only predictions, and any or all of our forward-looking statements in this proxy statement may turn out to be wrong. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risks that we may experience delays in the completion of our clinical trials, whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors; that data from our phase I clinical trials of brentuximab vedotin may not necessarily be indicative of the subsequent clinical trial results, including our pivotal clinical trial results; and that the safety and/or efficacy results of these trials, including the brentuximab vedotin pivotal clinical trial for relapsed or refractory Hodgkin lymphoma, will not support continued development or an application for marketing approval in the United States or any other country. We may also fail to achieve milestones under our collaborations and experience unforeseen increased expenses or unexpected reductions in revenues. More information about the risks and uncertainties faced by Seattle Genetics is contained under heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides that the Board of Directors is divided into three approximately equal classes with staggered three-year terms. As a result, approximately one-third of the total number of directors will be elected every year.

Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors or by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of our voting stock, provided that newly created directorships resulting from any increase in the number of directors will, unless the Board determines by resolution that any such directorships shall be filled by stockholders, be filled only by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) will serve for the remainder of the full term of the class of directors in which the vacancy occurred.

The Board of Directors is presently composed of nine members. The Class III directors, whose terms expire at the 2010 Annual Meeting, are Marc E. Lippman, Franklin M. Berger and Daniel G. Welch. The Class I directors, whose terms expire at the 2011 Annual Meeting, are Srinivas Akkaraju, David W. Gryska and John P. McLaughlin. The Class II directors, whose terms expire at the 2012 Annual Meeting, are Clay B. Siegall, Felix Baker and Daniel F. Hoth. Our stockholders only elect one class of directors at each annual meeting. The other classes continue to serve for the remainder of their three-year terms.

Marc E. Lippman, Franklin M. Berger and Daniel G. Welch have been recommended by the Nominating and Corporate Governance Committee of the Board of Directors for election at the Annual Meeting and have been nominated by the Board for election at the Annual Meeting as Class III directors for three-year terms expiring at the 2013 Annual Meeting. Each of these nominees listed below, except for Mr. Welch, is currently a director who was previously elected by the stockholders. Mr. Welch was identified by the members of the Nominating and Corporate Governance Committee as part of its conducting a search for potential directors and was appointed to the Board to fill a vacancy in June 2007.

Marc E. Lippman, Franklin M. Berger and Daniel G. Welch are elected by receiving the greatest number of votes cast for their election by holders of common stock that are present in person or represented by proxy and entitled to vote at the meeting.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named herein. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence such shares will be voted for the election of such substitute nominees as the Nominating and Corporate Governance Committee may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

NOMINEES FOR THE BOARD OF DIRECTORS; CONTINUING DIRECTORS

The names of the nominees and of the directors whose terms of office will continue after the Annual Meeting, their ages as of May 21, 2010, and certain other information about them are set forth below. The Nominating and Corporate Governance Committee seeks to assemble a Board that, as a group, provides a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting and retaining members who complement and strengthen the skills of the other members of the Board and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee and continuing director that led the Nominating and Corporate Governance Committee and the Board to believe that such nominee or continuing director should continue to serve on the Board as of the date of this proxy statement.

Name of Director Nominee	Age	Company Positions/Offices	Director Since	Term Expires
Marc E. Lippman, M.D. (3)	65	Director	June 2000	2010
Franklin M. Berger (2) (3)	60	Director	June 2004	2010
Daniel G. Welch (1)	52	Director	June 2007	2010

Continuing Directors	Age	Company Positions/Offices	Director Since	Term Expires
Srinivas Akkaraju, M.D., Ph.D. (3)	42	Director	July 2003	2011
David W. Gryska (1) (2)	54	Director	March 2005	2011
John P. McLaughlin (2)	58	Director	June 2007	2011
Clay B. Siegall, Ph.D.	49	President, Chief Executive Officer and Chairman of the Board	December 1997	2012
Felix Baker, Ph.D. (1) (3)	41	Lead Independent Director	July 2003	2012
Daniel F. Hoth, M.D.	64	Director	March 2006	2012

(1)	Member of Compensation Committee

(2)	Member of Audit Committee

(3)	Member of Nominating and Corporate Governance Committee

There are no family relationships among any of the directors or executive officers of Seattle Genetics.

DIRECTOR NOMINEE PROFILES

Marc E. Lippman, M.D.    Dr. Lippman has served as one of our directors since June 2000. Since May 2007, Dr. Lippman has served as the Kathleen and Stanley Glaser Professor of Medicine at the University of Miami Leonard M. Miller School of Medicine, and Chairman of the Department of Medicine. Previously, from February 2001 to May 2007 he served as the John G. Searle Professor and Chairman of the Department of Internal Medicine at the University of Michigan School of Medicine. Previously, Dr. Lippman was the Director of the Lombardi Cancer Research Center from July 1988 to February 2001, Professor and Chairman of the Department of Oncology from July 1999 to February 2001 and Professor of Medicine at Georgetown University Medical School in Washington, D.C. from July 1988 to February 2001. He also served as Chief of the Division of Hematology-Oncology at Georgetown University Medical School from July 1995 to February 2001. He was Head of the Medical Breast Cancer Section of the Medicine Branch of the National Cancer Institute from July 1976 to July 1988. Dr. Lippman has authored over 400 peer-reviewed publications and one of the standard texts on breast cancer. He serves as chair of the Scientific Advisory Board for the Perseus-Soros Fund and is a director of Ascenta Therapeutics, Inc., a privately-held biotechnology company. He received a B.A., magna cum laude, from Cornell and an M.D. from Yale where he was elected to Alpha Omega Alpha. Dr Lippman’s extensive experience in treating patients and conducting oncology research at the National Cancer Institute and at the medical schools of the University of Miami, the University of Michigan and Georgetown University provides an important patient perspective and focus on innovation in our development of antibody-based therapies.

Franklin M. Berger, CFA    Mr. Berger has served as one of our directors since June 2004. Mr. Berger is a biotechnology industry analyst with over 25 years of experience in capital markets and financial analysis. He served most recently as Managing Director, Equity Research and Senior Biotechnology Analyst at J.P. Morgan Securities from May 1998 to March 2003. In this position, he initiated team coverage of 26 biotechnology companies and was responsible for technical, scientific and clinical due diligence as well as company selection.

Previously, Mr. Berger served in similar capacities at Salomon Smith Barney from August 1997 to May 1998 and at Josephthal & Co. from November 1991 to August 1997. Prior to his work as a biotechnology analyst, he managed Pantagruel Partners, a firm that developed early-stage pharmaceutical compounds for sale to drug companies and venture capital firms. He holds an M.B.A. from the Harvard Graduate School of Business Administration and an M.A. in International Economics and a B.A. in International Relations both from Johns Hopkins University. In addition to Seattle Genetics, Mr. Berger serves as a director of VaxGen, Inc., Isotechnika Inc. and Thallion Pharmaceuticals Inc., all publicly-traded biotechnology companies. In addition, Mr. Berger previously served as a director of Emisphere Technologies, Inc., a publicly-traded company. Mr. Berger’s financial background and experience as an equity analyst in the biotechnology industry combined with his experience serving on the boards of directors of multiple public companies is important to our strategic planning and financing activities as well as providing valuable experience in his role as chair of our Audit Committee.

Daniel G. Welch    Mr. Welch has served as one of our Directors since June 2007. Since September 2003, Mr. Welch has been Chief Executive Officer and President of InterMune, Inc., a biotechnology company and in May of 2007, he assumed the additional role of Chairman of the Board of InterMune. Before joining InterMune, he was Chairman and Chief Executive Officer of Triangle Pharmaceuticals from 2002 to 2003, which was acquired by Gilead in 2003. Prior to that, he was President of Biopharmaceuticals at Elan Corporation from 2000 to 2002. During his tenure at Elan he was responsible for its U.S. commercial operations, international subsidiaries, R&D and diagnostics businesses. From 1987 to 2000, Mr. Welch served in various senior management roles at Sanofi-Synthelabo, now Sanofi-Aventis, including Vice President of Worldwide Marketing and Chief Operating Officer of the U.S. business. Mr. Welch holds a B.A. from the University of Miami and an M.B.A. from the University of North Carolina. In addition to Seattle Genetics, Mr. Welch serves as a director of InterMune and Corium International, Inc. Mr. Welch’s commercial background and strong senior executive experience at a wide range of biotechnology companies, including currently serving as CEO of a publicly traded biotechnology company, gives him insight into the strategy and planning for a biopharmaceutical company that is valuable to our senior management as well as the other members of our Board of Directors.

THE BOARD RECOMMENDS A VOTE FOR

THE ELECTION OF EACH OF OUR NOMINEES NAMED ABOVE.

CONTINUING DIRECTOR PROFILES

Srinivas Akkaraju, M.D., Ph.D.    Dr. Akkaraju has served as one of our directors since July 2003. Since January 2009, Dr. Akkaraju has been Managing Director of New Leaf Venture Partners. From August 2006 to December 2008, Dr. Akkaraju served as a Managing Director at Panorama Capital, LLC, a private equity firm founded by the former venture capital investment team of J.P. Morgan Partners, LLC, a private equity division of JPMorgan Chase & Co. Panorama Capital advised J.P. Morgan Partners as to its investment in Seattle Genetics. Prior to co-founding Panorama Capital, he was with J.P. Morgan Partners, which he joined in April 2001 and of which he became a Partner in January 2005. From October 1998 to April 2001, he was in Business and Corporate Development at Genentech, Inc., a biotechnology company, most recently as Senior Manager. Prior to joining Genentech, Dr. Akkaraju was a graduate student at Stanford University, where he received an M.D. and a Ph.D. in Immunology. He received his undergraduate degrees in Biochemistry and Computer Science from Rice University. In addition to Seattle Genetics, Dr. Akkaraju serves as a director of Pharmos Corporation, a publicly traded biotechnology company. Previously, Dr. Akkaraju served as a director on the boards of Barrier Therapeutics, Inc. and Eyetech Pharmaceuticals, Inc., both publicly traded biotechnology companies, and Amarin Corporation plc, a foreign publicly traded biotechnology company. Dr. Akkaraju has a strong scientific background coupled with extensive experience in private equity and venture capital investing from his work at J.P. Morgan and Panorama Capital. This combination allows for Dr. Akkaraju to thoroughly understand our technology and provide strong business and strategic expertise.

David W. Gryska    Mr. Gryska has served as one of our directors since March 2005. Since December 2006, he has been Senior Vice President and Chief Financial Officer of Celgene Corporation. From October 2004 to December 2006, he was a principal at Strategic Consulting Group, where he provided strategic consulting to early-stage biotechnology companies. Mr. Gryska served at Scios, Inc., a biopharmaceutical company, as Senior Vice President and Chief Financial Officer from November 2000 to October 2004, and as Vice President of Finance and Chief Financial Officer from December 1998 to November 2000. From 1993 to December 1998, he served as Vice President, Finance and Chief Financial Officer at Cardiac Pathways Corporation, a medical device company which was later acquired by Boston Scientific Corporation. Prior to Cardiac Pathways, Mr. Gryska served as a partner at Ernst & Young LLP, an accounting firm. During his eleven years at Ernst & Young LLP, he focused on technology industries, with an emphasis on biotechnology and healthcare companies. Mr. Gryska holds a B.A. in accounting and finance from Loyola University and an M.B.A. from Golden Gate University. With his years of experience as Chief Financial Officer, at Celgene, Scios, and Cardiac Pathways, Mr. Gryska brings to the Board of Directors valuable and relevant experience as a senior financial executive at life sciences and biotechnology companies dealing with financings, mergers and acquisitions and other strategic transactions. He also has extensive knowledge of accounting principles and financial reporting rules and regulations and oversight of the financial reporting processes of several large, publicly traded corporations, which assists Mr. Gryska in fulfilling his duties as a member of our Audit Committee.

John P. McLaughlin    Mr. McLaughlin has served as one of our Directors since June 2007. Since December 2008, Mr. McLaughlin has been President and Chief Executive Officer of PDL BioPharma, Inc., a publicly-traded biotechnology company. Previously he was Chief Executive Officer and a member of the Board of Directors of Anesiva, Inc., a biotechnology company, from January 2000 to June 2008. Prior to Anesiva, he was President of Tularik Inc., and before that spent 11 years at Genentech, Inc. in a number of senior management positions including Executive Vice President. Previously, Mr. McLaughlin represented pharmaceutical companies as a partner in a Washington, D.C. law firm that specializes in food and drug law and served as legal counsel to various subcommittees at the U.S. House of Representatives, drafting numerous measures that became U.S. Food and Drug Administration laws. Mr. McLaughlin was also co-founder, a director and Chairman of the Board of Eyetech Pharmaceuticals, Inc., which was acquired by OSI Pharmaceuticals in 2005. He is also a director and co-founder of Peak Surgical, Inc., a privately-held medical device company, and PDL BioPharma, Inc. In addition, Mr. McLaughlin previously served as a director of Anesiva, Inc., which was a publicly-traded company during Mr. McLaughlin’s service as a director. Mr. McLaughlin earned a B.A. from the University of Notre Dame and a J.D. from the Catholic University of America. As the current CEO of a biotechnology company and former senior executive of several other biotechnology companies, Mr. McLaughlin possesses a strong understanding of the biotechnology industry and the competitive landscape that we must address in order to commercialize our products. In addition, his past experience representing pharmaceutical companies in food and drug law and his contributions to pharmaceutical legislation add a unique perspective that is valuable to our senior management.

Clay B. Siegall, Ph.D.    Dr. Siegall co-founded Seattle Genetics in 1997. He has served as our Chief Executive Officer since November 2002, as our President since June 2000, as one of our directors since December 1997 and as our Board chairman since March 2004. Dr. Siegall also served as our Chief Scientific Officer from December 1997 until November 2002. Prior to co-founding Seattle Genetics, Dr. Siegall was with the Bristol-Myers Squibb Pharmaceutical Research Institute from 1991 to 1997, most recently as a Principal Scientist. From 1988 to 1991, Dr. Siegall was a Staff Fellow/Biotechnology Fellow at the National Cancer Institute, National Institutes of Health. Dr. Siegall received a Ph.D. in Genetics from George Washington University and a B.S. in Zoology from the University of Maryland. In addition to Seattle Genetics, Dr. Siegall serves as a director of Alder BioPharmaceuticals, Inc., a privately-held biotechnology company. Dr. Siegall’s experience in founding and building Seattle Genetics is integral to our company and its mission. His scientific understanding along with his corporate vision and operational knowledge provide strategic guidance to our management team and the Board of Directors.

Felix Baker, Ph.D.    Dr. Baker has served as one of our directors since July 2003 and as our lead independent director since February 2005. He is a Managing Member of Baker Bros. Advisors, LLC, which he and his brother, Julian Baker, founded in 2000. Dr. Baker’s firm manages Baker Brothers Investments, a family of long-term investment funds for major university endowments and foundations, which are focused on publicly traded life science companies. His career as a fund-manager began in 1994 when he co-founded a biotechnology investing partnership with the Tisch Family. Dr. Baker received a Ph.D. in Immunology and a B.S. in Biology with honors from Stanford University. In addition to Seattle Genetics, Dr. Baker currently serves as a director of Ardea BioSciences, Inc. and Trimeris, Inc., both of which are publicly-traded biotechnology companies. In addition, Dr. Baker previously served as a director of AnorMED Inc., Conjuchem, Inc. and Neurogen Corporation, all of which were publicly-traded companies during Dr. Baker’s service as a director. As a board member and investor in many successful biotechnology companies, Dr. Baker is able to draw on his experience and vision in investing in and building companies to add significant value to Board of Director discussions and company strategy.

Daniel F. Hoth, M.D.    Dr. Hoth has served as one of our directors since March 2006. Since December 2001, he has served as President of Hoth Consulting, where he provides drug development and clinical trial consulting services to pharmaceutical and biotechnology companies. Previously, Dr. Hoth served as Senior Vice President and Chief Medical Officer of Axys Pharmaceuticals, Inc. (now Celera Genomics) from June 1999 to December 2001 and as Chief Medical Officer of Cell Genesys, Inc. from July 1993 to June 1997. From 1981 to 1993, he held various positions at the National Institutes of Health (NIH), including Director, Division of AIDS at the National Institute of Allergy and Infectious Diseases, and Chief of the Investigational Drug Branch of the National Cancer Institute. Before the NIH, he was on the faculty of the Georgetown University School of Medicine. Dr. Hoth received his M.D. from Georgetown University School of Medicine and his A.B. in Psychology from Franklin and Marshall College. Having served as a researcher in an academic setting at the NIH and Georgetown University, as well as serving in senior executive roles in an industry setting at Axys Pharmaceuticals and Cell Genesys, Dr. Hoth has strong clinical and medical strategy skills, which provide important insight to our Board of Directors.

EXECUTIVE OFFICERS

The executive officers of Seattle Genetics who are not also directors of Seattle Genetics, their ages as of May 21, 2010 and certain other information about them are set forth below:

Name of Non-Director Executive Officers	Age	Company Positions/Offices
Todd E. Simpson	49	Chief Financial Officer
Eric L. Dobmeier	41	Chief Business Officer and Corporate Secretary
Thomas C. Reynolds, M.D., Ph.D.	51	Chief Medical Officer
Morris Z. Rosenberg, D.Sc.	50	Executive Vice President, Process Sciences
Vaughn B. Himes, Ph.D.	49	Executive Vice President, Technical Operations
Bruce J. Seeley	46	Executive Vice President, Commercial

EXECUTIVE OFFICER PROFILES

Todd E. Simpson    Mr. Simpson has served as our Chief Financial Officer since October 2005. Previously, Mr. Simpson served from October 2001 to October 2005 as Vice President, Finance & Administration and Chief Financial Officer of Targeted Genetics Corporation, a biotechnology company. From January 1996 to October 2001, Mr. Simpson served as Vice President, Finance & Administration and CFO of Aastrom Biosciences, Inc., a biotechnology company. From August 1995 to December 1995, he served as Treasurer of Integra LifeSciences Corporation, a biotechnology company, which acquired Telios Pharmaceuticals, Inc., in August 1995. From 1992 until its acquisition by Integra, he served as Vice President of Finance and CFO of Telios and in various other finance-related positions. Mr. Simpson currently serves on the board of directors of the Washington Biotechnology and Biomedical Association. Mr. Simpson is a certified public accountant, and from 1983 to 1992 he practiced public accounting with the firm of Ernst & Young LLP. Mr. Simpson received a B.S. in Accounting and Computer Science from Oregon State University.

Eric L. Dobmeier    Mr. Dobmeier joined Seattle Genetics in March 2002 and has served as our Chief Business Officer since May 2007. Previously, he served as our Senior Vice President, Corporate Development from February 2005 to May 2007, as our Vice President, Corporate Affairs from August 2003 to February 2005 and as our Senior Director, Legal Affairs from March 2002 to August 2003. He has also served as our Corporate Secretary since March 2002 and was our General Counsel from March 2002 to September 2006. Prior to joining Seattle Genetics, Mr. Dobmeier was with the law firms of Venture Law Group and Heller Ehrman LLP where he represented technology companies in connection with public and private financings, mergers and acquisitions and corporate partnering transactions. Mr. Dobmeier received a J.D. from University of California, Berkeley and an A.B. in History from Princeton University.

Thomas C. Reynolds, M.D., Ph.D.    Dr. Reynolds has served as our Chief Medical Officer since March 2007. From June 2002 to March 2007, Dr. Reynolds held various positions at Zymogenetics, Inc., a biotechnology company, most recently serving as Vice President, Medical Affairs. Prior to that, Dr. Reynolds served in various positions at Targeted Genetics Corporation, including Vice President, Clinical Affairs. Dr. Reynolds received his M.D. and Ph.D. in Biophysics from Stanford University and a B.A. in Chemistry from Dartmouth College.

Morris Z. Rosenberg, D.Sc.    Dr. Rosenberg has served as our Executive Vice President, Process Sciences since February 2009. Previously, he was our Senior Vice President, Development from October 2004 to February 2009, and was our Vice President, Development from July 2001 to October 2004. Prior to that, he was Head of Bioprocess Development at Eli Lilly & Company from July 1998 to July 2001. From August 1990 to July 1998, he held positions of increasing managerial responsibility, including Group Leader, at Biogen, Inc., a biopharmaceutical company. Dr. Rosenberg received a D.Sc. in Chemical Engineering, a M.S. and B.S. in Chemical Engineering, and a B.A. in Biology from Washington University in St. Louis, Missouri.

Vaughn B. Himes, Ph.D.    Dr. Himes has served as our Executive Vice President, Technical Operations since April 2009. Previously, Dr. Himes was with Zymogenetics, Inc. from November 2005 to March 2009, most recently as Senior Vice President, Technical Operations where his responsibilities included commercial and clinical manufacturing, supply chain and logistics, quality control and process development. From March 2003 to October 2005, he was Vice President, Manufacturing at Corixa, Inc. Prior to that, he held Vice President positions in manufacturing and development at Targeted Genetics and Genovo. Dr. Himes received a Bachelor of Arts in Chemistry from Pomona College in California and a Ph.D. in Chemical Engineering from the University of Minnesota.

Bruce J. Seeley    Mr. Seeley has served as our Executive Vice President, Commercial since October 2009. He previously was with Genentech (a wholly owned member of the Roche Group) from August 2004 to October 2009, most recently as Senior Director. Prior that, Mr. Seeley was with Aventis Pharma from November 2000 to August 2004 in increasing roles of responsibility, including Senior Director of New Product Commercialization and Licensing, Global Marketing, Oncology. Previously Mr. Seeley also held various marketing and sales positions at Rhone-Poulenc Rorer and Bristol-Myers Squibb. He received a Bachelor of Arts in Sociology from the University of California at Los Angeles.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the listing standards of The NASDAQ Stock Market, a majority of the members of a listed company’s board of directors must qualify as “independent” as defined in Rule 5605(a)(2) of the NASDAQ listing standards, as affirmatively determined by the board of directors. Our Board of Directors consults with our internal and outside counsel to ensure that the Board of Directors’ determinations are consistent with all relevant laws and regulations regarding the definition of “independent,” including those set forth in pertinent NASDAQ listing standards.

Management has reviewed the directors’ responses to a questionnaire asking about their transactions, relationships and arrangements with Seattle Genetics (and those of their immediate family members) and other potential conflicts of interest. Other than as set forth below, these questionnaires did not disclose any transactions, relationships or arrangements that question the independence of our directors. After reviewing this information, our Board of Directors has determined that all of our directors are independent directors within the meaning of the applicable NASDAQ listing standards except for Clay B. Siegall, our President and Chief Executive Officer, and Daniel F. Hoth as a result of consulting activities provided to Seattle Genetics by Dr. Hoth. The Board of Directors also considered Mr. Baker’s employment as Managing Member of Baker Bros. Advisors, LLC, and the relationship Seattle Genetics has with Baker Bros. Advisors, LLC and affiliated entities as significant stockholders in making the determination that Mr. Baker is independent.

BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT

Board Leadership Structure

Our Board of Directors has chosen to combine the principal executive officer and Board chairman positions and, in addition, has appointed a separate lead independent director. Dr. Siegall has served as the principal executive officer and Board chairman since 2004. At the present time, the independent directors believe that Dr. Siegall’s in-depth knowledge of our operations and vision for its development make him the best-qualified director to serve as Board chairman. We believe that combining the positions of chief executive officer and Board chairman provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, we believe that a combined chief executive officer/Board chairman is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. We also believe that it is advantageous to have a Board chairman with an extensive history with and knowledge of Seattle Genetics (as is the case with our chief executive officer) as compared to a relatively less informed independent Board chairman.

The position of lead independent director has been structured to serve as an effective balance to a combined chief executive officer/Board chairman. Since February 2005, Felix Baker has served as the lead director of the Board. His duties include, among others:

•	providing leadership to the Board complementary to the Board chairman;

•	working with the Board chairman and Corporate Secretary to set the agenda for Board meetings;

•	chairing regular meetings of independent directors without management present; and

•	chairing Board meetings if the Board chairman is not in attendance.

Board Risk Oversight

Our Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing Seattle Genetics. Throughout the year, the Board and the committees to which it has delegated responsibility dedicate a portion of their meetings to reviewing and discussing specific risk topics in greater detail. Strategic and operational risks are presented and discussed in the context of the Chief Executive Officer’s report on operations to the Board at regularly scheduled Board meetings and at presentations to the Board and its committees by the respective committee Chairmen, Chief Financial Officer, Vice President, Legal Affairs and Compliance and General Counsel and other officers. The Board has delegated responsibility for the oversight of specific risks to Board committees as follows:

The Audit Committee oversees Seattle Genetics’ risk policies and processes relating to our financial statements and financial reporting processes, as well as key credit risks, liquidity risks, market risks and the guidelines, policies and processes for monitoring and mitigating those risks. In fulfilling this role, the Audit Committee conducts a quarterly risk-assessment process and reports its finding to the full Board of Directors. The Audit Committee also oversees related party transactions on behalf of Seattle Genetics.

The Compensation Committee evaluates the risks and rewards associated with our compensation philosophy and programs. As discussed in more detail below in this proxy statement under the caption “Compensation and Risk” beginning on page 46, the Compensation Committee reviews and approves compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. Management discusses with the Compensation Committee the procedures that have been put in place to identify and mitigate potential risks in compensation.

The Nominating and Corporate Governance Committee oversees risks related to Seattle Genetics’ governance structure and processes. In addition, our General Counsel works with our committees and Board to develop risk identification, risk management and risk mitigation strategies and reports periodically to the Board and the committees on Seattle Genetics’ risk profile and various management and mitigation strategies.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During 2009, the Board met seven times and acted by written consent three times. On at least a quarterly basis, the Board meets in executive sessions of independent directors without management present. The Board has several committees, including a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee. During 2009, each of our directors attended at least 75% of the aggregate of Board and applicable committee meetings on which he served during 2009 for the period that he was a director or committee member.

Information about the Compensation Committee

The Compensation Committee consists of Felix Baker (chairman), David W. Gryska and Daniel G. Welch. The Board of Directors has determined that all of the members of the Compensation Committee currently serving are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ listing standards.

The Compensation Committee held three meetings and acted by written consent three times during 2009. The functions of the Compensation Committee are to establish and administer our policies regarding annual executive salaries, cash incentives and long-term equity incentives. The Compensation Committee also administers our 1998 Stock Option Plan, Amended and Restated 2007 Equity Incentive Plan and 2000 Employee Stock Purchase Plan. The Compensation Committee also reviews with management our Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings. The Compensation Committee operates under a written charter setting forth the functions and responsibilities of the committee. A copy of the Compensation Committee charter can be viewed on our website at www.seattlegenetics.com.

For information regarding our processes and procedures for the consideration and determination of executive and director compensation, please see “Compensation of Executive Officers—Compensation Discussion and Analysis” and “Director Compensation,” respectively.

Information about the Audit Committee

The Audit Committee consists of Franklin M. Berger (chairman), David W. Gryska and John P. McLaughlin. The Board of Directors has determined that all of the members of the Audit Committee are “independent” within the meaning of Rules 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards. The Board of Directors has determined that Mr. Berger is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

The Audit Committee held seven meetings and acted by written consent two times during 2009. Among its responsibilities, the Audit Committee appoints and establishes the fees for our independent registered public accounting firm, reviews and approves the procedures we use to prepare our periodic reports, reviews and approves our critical accounting policies, reviews the independence of the independent registered public accounting firm, monitors the effectiveness of the audit effort and oversees our financial and accounting organization and our system of internal accounting controls. The Audit Committee operates under a written charter setting forth the functions and responsibilities of the committee, which is reviewed annually and amended as necessary by the Audit Committee and the Board of Directors to ensure compliance with all applicable laws and regulations, including the Sarbanes-Oxley Act of 2002 and corporate governance standards adopted by NASDAQ. A copy of the Audit Committee charter can be viewed on our website at www.seattlegenetics.com.

Information about the Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Srinivas Akkaraju (chairman), Felix Baker, Franklin M. Berger and Marc E. Lippman. The Board of Directors has determined that all of the members of the Nominating Committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ listing standards.

There were no vacancies on our Board of Directors during 2009, and our Nominating and Corporate Governance Committee provided nomination recommendations for 2009 in December 2008, so therefore did not meet in 2009. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to serve as members of the Board of Directors, recommending nominees to the Board for election as directors of Seattle Genetics and as members of the committees of the Board of Directors, as well as developing and recommending to the Board’s corporate governance guidelines and providing oversight with respect to corporate governance and ethical conduct. The Nominating and Corporate Governance Committee operates under a written charter setting forth the functions and responsibilities of the committee. A copy of the Nominating and Corporate Governance Committee charter can be viewed on our website at www.seattlegenetics.com.

The Nominating and Corporate Governance Committee assesses many characteristics and diversity considerations when reviewing director candidates and these characteristics are set forth in our Nominating and

Corporate Governance Committee charter. Among the characteristics to be considered are such person’s professional background, business experience, judgment and integrity, familiarity with the biotechnology industry, applicable expertise and the interplay of the candidate’s experience and skills with those of other Board members. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board and its committees, as well as the nature and time involved in a director’s service on other boards. The Nominating and Corporate Governance Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds; however, the Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If there is a vacancy on the Board as a result of a resignation or otherwise, or if the Board decides not to nominate a member for re-election or decides to add a member to the Board, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above and the Board’s needs. Current members of the Board are asked to submit suggestions as to individuals meeting the criteria described above. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we may in the future decide to retain a third-party search firm.

In accordance with our bylaws and applicable law, recommendations for nominations for directors may be made by any stockholder of record entitled to vote for the election of directors at stockholder meetings held for such purpose. The requirements a stockholder must follow for recommending persons for election as directors are set forth in our bylaws and the section of this proxy statement titled “Proposals for 2011 Annual Meeting.” If a stockholder complies with these procedures for recommending persons for election as directors, the Nominating and Corporate Governance Committee will conduct the appropriate and necessary inquiries into the backgrounds, qualifications and skills of the recommended candidates and, in the exercise of the Nominating and Corporate Governance Committee’s independent judgment in accordance with the policies and procedures adopted in the Nominating and Corporate Governance Committee’s charter, will determine whether to recommend the candidate(s) recommended by the stockholders to the Board for inclusion in the list of candidates for election as directors at the next stockholder meeting held to elect directors. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates director candidates based on whether or not the candidate was recommended by a stockholder.

Annual Meeting Attendance

Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders, directors are encouraged to attend. Seven directors attended the 2009 annual meeting of stockholders.

CERTAIN OTHER CORPORATE GOVERNANCE MATTERS

Communications with the Board of Directors

Our Board of Directors currently does not have a formal process for stockholders to send communications to the Board of Directors. Nevertheless, efforts are made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders on a timely basis. The Board does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board. However, stockholders wishing to formally communicate with the Board of Directors may send communications directly to Seattle Genetics, Inc., Attention: Investor Relations, 21823 – 30 th Drive Southeast, Bothell, WA 98021, and the communication will be forwarded, as appropriate. If the communication regards a stockholder proposal to be considered at an annual meeting of stockholders, the methods and timing for submitting a stockholder proposal are covered on page 5 of this proxy statement under the caption “Proposals for 2011 Annual Meeting.”

Code of Ethics

The Board of Directors has adopted a Code of Ethics for all directors, officers and employees of Seattle Genetics, Inc. A copy of the Code of Ethics can be viewed on our website at www.seattlegenetics.com. We will disclose any amendment to the Code of Ethics or waiver of a provision of the Code of Ethics for directors, executive officers and other senior financial officers, including the name of the director or executive officer to whom the waiver was granted, on a Form 8-K filed with the SEC.

Whistleblower Policy

Seattle Genetics has adopted a Whistleblower Policy applicable to its employees that provides for protection from retaliation or discrimination by Seattle Genetics due to reporting issues relating to compliance with applicable laws and regulations.

DIRECTOR COMPENSATION

Cash Compensation.    The Board revised nonemployee director compensation in May 2007 by instituting a retainer fee for service on the Board and the various committees rather than paying on a meeting-by-meeting basis to better reflect the manner in which our senior management interacts with our directors. This change was the result of a comparison of nonemployee director compensation at peer companies and was approved by the Board of Directors. In February 2010, the Board increased the retainer amounts as set forth below. Our nonemployee directors received an annual retainer of $30,000 in 2009 for their service on the Board and will receive an annual retainer of $40,000 in 2010, plus reimbursement for out-of-pocket expenses incurred in connection with attendance at Board and Board committee meetings. In addition, in 2010 Dr. Baker will receive an annual retainer of $12,000 for his service as lead independent director.

Our nonemployee directors also receive additional annual retainers for service on committees of the Board. In this regard, the chairman of our Audit Committee, Mr. Berger, received an annual retainer of $16,000 in 2009 and will receive an annual retainer of $20,000 in 2010. The chairmen of our Compensation Committee, our Nominating and Corporate Governance Committee and our Science Committee (Dr. Baker, Dr. Akkaraju and Dr. Lippman, respectively) each received an annual retainer of $5,000 for their service as Chairmen of their respective committees in 2009. In 2010, Dr. Baker will receive an annual retainer of $12,000 for his service as chairman of the Compensation Committee and Dr. Akkaraju will receive an annual retainer of $5,000 for his service as chairman of our Nominating and Corporate Governance Committee.

Members of the Audit Committee, except the chairman, received an annual retainer of $8,000 in 2009 and will receive an annual retainer of $10,000 in 2010, members of our Compensation Committee, except the chairman, received an annual retainer of $3,000 in 2009 and will receive an annual retainer of $6,000 in 2010, members of our Nominating and Corporate Governance Committee, except the chairman, received an annual retainer of $3,000 in 2009 and will continue to receive the same retainer in 2010, and members of our Science Committee, except the chairman, received an annual retainer of $2,000 in 2009. Our Science Committee was dissolved in February 2010 and as a result, no retainers will be paid in connection with that committee in 2010. If a nonemployee director has not served on the Board or a Board committee for the full year, the Board and any applicable Board committee retainers are prorated for the portion of the year served.

Equity Compensation.    Our 2000 Directors’ Stock Option Plan, or the Directors’ Plan, provides that each person who becomes a nonemployee director of Seattle Genetics is granted an initial nonstatutory stock option to purchase 25,000 shares of our common stock. This initial option is granted on the date on which the optionee first becomes a nonemployee director of Seattle Genetics. Srinivas Akkaraju and Felix Baker were not granted an initial option upon becoming directors of Seattle Genetics because they joined the Board in conjunction with their affiliated investment funds making substantial equity investments in Seattle Genetics. Thereafter, on the date of each annual meeting of stockholders, each nonemployee director is granted an annual nonstatutory stock option to purchase 10,000 shares of common stock if, on such date, he or she has served on the Board for at least six months. In February 2010, the annual nonstatutory stock option was increased by 7,500 shares to a total of 17,500 shares of common stock. Accordingly, Felix Baker, Marc E. Lippman, Franklin M. Berger, Srinivas Akkaraju, David W. Gryska, Daniel F. Hoth, John P. McLaughlin and Daniel G. Welch will each receive an annual option for 17,500 shares of common stock under the Directors’ Plan on the date of the Annual Meeting. Both initial options and annual options have ten year terms and are subject to adjustment to reflect any stock splits, stock dividends, combinations or similar transactions.

The annual options become fully exercisable on the day before the anniversary of the date of grant of the annual option, and the initial options become exercisable as to 1/4th of the shares subject to the initial option on the first anniversary of the date of grant and as to 1/36th of the remaining shares subject to the initial option ratably each month thereafter. In addition, all nonemployee directors receive full acceleration of vesting of any outstanding options immediately prior to a change in control of Seattle Genetics. The exercise price of the options is equal to the fair market value of our common stock on the NASDAQ Global Market on the date the option is granted. The options remain exercisable for up to ninety days following the optionee’s termination of service as a member of the Board of Directors, unless such termination is a result of death or disability, in which case the options remain exercisable for up to a twelve-month period (or such lesser period as is determined by the Board). Felix Baker, Marc E. Lippman, Franklin M. Berger, Srinivas Akkaraju, David W. Gryska, Daniel F. Hoth, John P. McLaughlin and Daniel G. Welch each received an annual option for 10,000 shares on May 15, 2009, the date of our 2009 Annual Meeting. In order to align the interests of the directors with Seattle Genetics’ stockholders, our Corporate Governance Guidelines state that all directors should, not later than three years from the date an individual becomes a director, own a number of shares of Seattle Genetics common stock with a value not less than three times the annual cash retainer paid by Seattle Genetics to such director, and thereafter such director should continue to own a number of shares with such value until he or she is no longer a director. All of our directors were in compliance with these director ownership guidelines as of December 31, 2009, the date the Nominating and Corporate Governance Committee used to assess such compliance for 2009.

Consulting Arrangement.    In 2009, Dr. Hoth provided consulting services involving clinical and drug development matters to Seattle Genetics. As indicated in the below table, Seattle Genetics paid Dr. Hoth $17,200 for his consulting services during 2009 pursuant to the Consulting Agreement between Seattle Genetics and Hoth Consulting Inc. dated June 8, 2006. Under this agreement, Dr. Hoth (through Hoth Consulting) assists Seattle Genetics from time to time with development of its product candidates on a time and expenses basis. The agreement is terminable by either party, with or without cause, on thirty days’ written notice to the other party.

Processes and Procedures for Determining Director Compensation.    The full Board of Directors considers and determines director compensation and seeks input from executive officers and outside compensation consultants as it deems appropriate. For example, in December 2009, Compensia, Inc., our Compensation Committee’s compensation consultant, conducted a survey of director compensation at our peer group companies listed in “Compensation Discussion and Analysis—Compensation Philosophy and Objectives” beginning on page 36, to compare our director compensation to director compensation at these peer group companies. As a result of that survey, we adjusted our compensation to better reflect the average compensation received by members of the boards of directors of our peer companies.

Director Compensation Table.    The following table sets forth all of the compensation awarded to, earned by, or paid to each person who served as a nonemployee director during 2009. Dr. Siegall, our only employee director, receives no compensation for Board service but is reimbursed for reasonable and customary travel expenses.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1) (10)	All Other Compensation ($)	Total ($)
Marc E. Lippman, M.D. (2)	38,000	38,898	—	76,898
Franklin M. Berger (3)	49,000	38,898	—	87,898
Srinivas Akkaraju, M.D., Ph.D. (4)	35,000	38,898	—	73,898
David W. Gryska (5)	41,000	38,898	—	79,898
Felix Baker, Ph.D. (6)	38,000	38,898	—	76,898
Daniel F. Hoth, M.D. (7)	32,000	38,898	17,200	88,098
John P. McLaughlin (8)	38,000	38,898	—	76,898
Daniel G. Welch (9)	33,000	38,898	—	71,898

(1)	The amounts in this column represent the aggregate full grant date fair value of options granted during 2009 calculated in accordance with FASB ASC Topic 718 with no estimate for future forfeitures. For information regarding the assumptions used in calculating these amounts, see Note 9 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(2)	Dr. Lippman is currently a member of our Nominating and Corporate Governance Committee. The fees earned include a $30,000 retainer for Board service, a $5,000 retainer for service as the chairman of our Science Committee, and a $3,000 retainer for service as a member of our Nominating and Corporate Governance. The option awards amount represents the grant date fair value of an option granted on May 15, 2009.

(3)	Mr. Berger is currently a member of our Audit Committee and Nominating and Corporate Governance Committee. The fees earned include a $30,000 retainer for Board service, a $16,000 retainer for service as the chairman of our Audit Committee, and a $3,000 retainer for service as a member of our Nominating and Corporate Governance Committee. The option awards amount represents the grant date fair value of an option granted on May 15, 2009.

(4)	Dr. Akkaraju is currently a member of our Nominating and Corporate Governance Committee. The fees earned include a $30,000 retainer for Board service and a $5,000 retainer for service as the chairman of our Nominating and Corporate Governance Committee. The option awards amount represents the grant date fair value of an option granted on May 15, 2009.

(5)	Mr. Gryska is currently a member of our Audit Committee and Compensation Committee. The fees earned include a $30,000 retainer for Board service, an $8,000 retainer for service as a member of the Audit Committee, and a $3,000 retainer for service as a member of the Compensation Committee. The option awards amount represents the grant date fair value of an option granted on May 15, 2009.

(6)	Dr. Baker is currently our lead independent director and is a member of our Compensation Committee and Nominating and Corporate Governance Committee. The fees earned include a $30,000 retainer for Board service, a $5,000 retainer for service as the chairman of our Compensation Committee, and a $3,000 retainer for service as a member of our Nominating and Corporate Governance Committee. The option awards amount represents the grant date fair value of an option granted on May 15, 2009.

(7)	The fees earned include a $30,000 retainer for Board service and a $2,000 retainer for service as a member of our Science Committee. The option awards amount represents the grant date fair value of an option granted on May 15, 2009. The All Other Compensation amount represents fees earned by Dr. Hoth for providing consulting services to Seattle Genetics.

(8)	Mr. McLaughlin is currently a member of our Audit Committee. The fees earned include a $30,000 retainer for Board service, and an $8,000 retainer for service as a member of our Audit Committee. The option awards amount represents the grant date fair value of an option granted on May 15, 2009.

(9)	Mr. Welch is currently a member of our Compensation Committee. The fees earned include a $30,000 retainer for Board service, and a $3,000 retainer for service as a member of our Compensation Committee. The option awards amount represents the grant date fair value of an option granted on May 15, 2009.

(10)	As of December 31, 2009, our nonemployee directors held outstanding options to purchase the following number of shares of our common stock: Dr. Baker (60,000); Dr. Hoth (44,595); Dr. Lippman (109,166); Mr. Berger (55,000); Dr. Akkaraju (60,000); Mr. Gryska (55,000); Mr. McLaughlin (45,000) and Mr. Welch (45,000).

PROPOSAL NO. 2

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE

SEATTLE GENETICS, INC. AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN

In February 2007, the Board adopted, and the stockholders subsequently approved, the Seattle Genetics, Inc. 2007 Equity Incentive Plan, which was amended and restated by the Board in August 2009 to provide for acceleration of vesting in connection with specified change in control events (we refer to the Seattle Genetics, Inc. 2007 Equity Incentive Plan, as amended and restated by the Board in August 2009, as the “2007 Plan” in this Proposal No. 2). On March 11, 2010, the Board approved the further amendment and restatement of the 2007 Plan, subject to stockholder approval, to (i) increase the number of shares authorized for issuance under the 2007 Plan by 7,500,000 shares of common stock, (ii) revise the definition of “change in control” in the 2007 Plan to clarify that in no event will a change in control be deemed to occur upon announcement or commencement of a tender offer or upon a “potential” takeover or upon shareholder approval of a merger or other transaction, in each case without a change in control actually occurring, and (iii) revise the list of “qualifying performance criteria” set forth in the 2007 Plan to add U.S. Food and Drug Administration or other regulatory approval of a product candidate, and expand the list of permitted adjustments to performance criteria, as listed in detail below. The Board approved the amendment and restatement of the 2007 Plan in March 2010 (we refer to the 2007 Plan, as amended and restated by the Board in March 2010, as the “Restated 2007 Plan” throughout this proxy statement) principally because the pool of shares remaining available for issuance under the 2007 Plan is expected to contain fewer than the number of shares needed for one year of grants under our current compensation program by the time of our 2010 Annual Meeting, and the Board believes that we should continue to have shares available in order to grant equity compensation awards to attract and retain employees. The Restated 2007 Plan will not become effective unless it is approved by our stockholders. If the stockholders approve the Restated 2007 Plan, this approval is also intended to satisfy the stockholder approval requirements under Section 162(m) of the Internal Revenue Code of 1987, as amended, or the Code, so as to permit us to deduct under federal income tax law certain amounts paid under the Restated 2007 Plan to executive officers that might otherwise not be deductible, and to permit us to grant “incentive stock options” eligible for special tax treatment under Code Section 422.

If the Restated 2007 Plan is approved by the stockholders, the Restated 2007 Plan will become immediately effective. If the Restated 2007 Plan is not approved by the stockholders, we may continue to grant equity compensation awards under the 2007 Plan until the pool of shares is exhausted. In addition, if the Restated 2007 Plan is approved by the stockholders, then certain stock awards that may be payable to our Chief Executive Officer and our three other most highly compensated officers (other than our Chief Financial Officer) under a long-term incentive plan, or LTIP, adopted by our Compensation Committee and our Board earlier this year, as described below under the heading “Compensation Discussion and Analysis—2010 Compensation Decisions,” may qualify as deductible performance-based compensation under Section 162(m) of the Code. Stock awards, if any, that may be awarded pursuant to the terms of the LTIP will be granted under and will be subject to all of the terms and conditions of the 2007 Plan (or the Restated 2007 Plan if the Restated 2007 Plan is approved by the stockholders). If the Restated 2007 Plan is not approved by the stockholders, then no stock awards may be issued to our Chief Executive Officer and our three other most highly compensated officers (other than our Chief Financial Officer) as awards for meeting the performance criteria under the LTIP.

If the stockholders approve this Proposal No. 2, the material terms of the Restated 2007 Plan will be as follows:

•

the types of awards that may be granted are stock options (including incentive stock options and nonstatutory stock options), restricted stock, restricted stock units, stock appreciation rights and other similar types of awards;

•

the maximum number of shares of common stock that will be available for issuance under the Restated 2007 Plan will be 12,500,000 shares (the maximum number of shares of common stock currently available for issuance under the 2007 Plan is 5,000,000 shares);

•

shares subject to awards that are canceled, expired or are forfeited (including with respect to any shares that have been issued under an award) will be available for re-grant under the Restated 2007 Plan;

•

if an awardee pays the exercise or purchase price of an award through the tendering of shares or if award shares are withheld or tendered to satisfy applicable withholding obligations, the number of shares tendered or withheld will become available for re-grant under the Restated 2007 Plan;

•

the exercise price of an option or the grant date fair market value that applies to a stock appreciation right may not be reduced without stockholder approval (other than in connection with certain changes in our capitalization such as stock splits, as further described below);

•	no awardee may be granted, in any calendar year under the Restated 2007 Plan, options or stock awards covering more than 1,000,000 shares;

•

in the event of any stock split, reverse stock split, stock dividend, spin-off, combination, reclassification of our common stock or similar change to our capital structure (effected without receipt of consideration by us), the plan administrator will make proportionate adjustments to (1) the number and kind of shares covered by each outstanding award under the Restated 2007 Plan, (2) the exercise or purchase (including repurchase) price per share subject to each outstanding award under the Restated 2007 Plan and (3) each of the share limitations under the Restated 2007 Plan;

•	stockholder approval is required for certain types of amendments to the Restated 2007 Plan;

•	the Restated 2007 Plan permits the grant of awards intended to qualify as “performance-based compensation” under Code Section 162(m); and

•	the Restated 2007 Plan will terminate in 2017 unless it is extended or terminated earlier pursuant to its terms.

Stockholder approval of this Proposal No. 2 will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.

SUMMARY OF THE RESTATED 2007 PLAN

General

A copy of the Restated 2007 Plan is attached to this Proxy Statement as Appendix A. The following description of the Restated 2007 Plan is a summary and so is qualified by reference to the complete text of the Restated 2007 Plan. This summary reflects the terms set forth above.

The purpose of the Restated 2007 Plan is to enhance the long-term stockholder value of Seattle Genetics by offering opportunities to eligible individuals to participate in the growth in value of our equity. Stock options and stock awards, including restricted stock, restricted stock units, stock appreciation rights and similar types of awards, may be granted under the Restated 2007 Plan. Options granted under the Restated 2007 Plan may be either “incentive stock options,” as defined in Section 422 of the Code, or nonstatutory stock options.

Administration

The Restated 2007 Plan may be administered by the Board, a committee of the Board, or one or more of our officers delegated by the Board or the Board committee in accordance with the terms of the Restated 2007 Plan. We refer to the group or person that administers the Restated 2007 Plan from time to time below as the plan administrator.

Eligibility

Awards may be granted under the Restated 2007 Plan to employees, including our officers, directors and consultants and the officers, directors and consultants of our affiliates. Incentive stock options may be granted only to our employees or the employees of our subsidiaries. As of March 26, 2010 there were approximately 295 employees and eight nonemployee directors eligible to receive awards under the Restated 2007 Plan. The plan administrator selects the employees, directors and consultants to whom awards may be granted, the time or times at which such awards are granted, and the terms of such awards.

Share Reserve

If this Proposal No. 2 is approved, the total number of shares of our common stock reserved for issuance under the Restated 2007 Plan will consist of 12,500,000 shares. A total of 100,668,212 shares of our common stock were outstanding at March 26, 2010. As of December 31, 2009, stock options to purchase 10,681,895 shares were outstanding and no shares underlying awards other than stock options were outstanding under our equity incentive and stock option plans. The weighted average exercise price of all stock options outstanding under our equity incentive and stock option plans as of December 31, 2009 was approximately $8.93, and the weighted average remaining term of such stock options was approximately 7.09 years. As of December 31, 2009, 741,464 shares remained available for issuance under our equity incentive and stock option plans, of which 441,464 shares remained available for issuance under the 2007 Plan.

Section 162(m) Limitations

Section 162(m) of the Code generally disallows a tax deduction to a public company for compensation in excess of $1 million paid in a year to the company’s principal executive officer or any of the three other most highly compensated officers (other than the principal financial officer). Stock options and other stock awards may qualify as performance-based compensation if the company satisfies certain requirements in connection with the plan under which the awards are granted. Among other requirements, the plan must be stockholder-approved and must contain a limit on the number of shares that may be granted to any one individual under the plan during a specified period. The Restated 2007 Plan provides that no awardee may be granted awards covering more than 1,000,000 shares in any calendar year.

Additional requirements apply to certain forms of compensation, such as stock awards, in order for them to qualify as performance-based compensation, including a requirement that payment of the value of the awards be contingent upon achievement of performance goals that are established in a manner specified under Section 162(m) of the Code. The Restated 2007 Plan permits us to issue awards incorporating performance objectives called “qualifying performance criteria.” (See “Qualifying Performance Criteria” below.)

Stockholder approval of this proposal will constitute stockholder approval of the share limitations as well as of the qualifying performance criteria for Section 162(m) purposes, and will permit us to grant stock awards under the Restated 2007 Plan to our Chief Executive Officer and our three other most highly compensated officers (other than our Chief Financial Officer) upon the achievement of the performance criteria set forth under the LTIP. Although we are seeking stockholder approval of the Restated 2007 Plan in a manner that will allow awards granted thereunder to qualify as performance-based compensation under Section 162(m) of the Code, it does not guarantee that awards granted hereunder will so qualify and we from time to time may choose to grant awards that cannot so qualify.

Terms and Conditions of Options

Each option is evidenced by a stock option agreement between us and the optionee and is subject to the following additional terms and conditions.

Exercise Price.    The plan administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option or a nonstatutory stock option may not be less than 100% of the fair market value of the common stock on the date the option is granted; provided that the exercise price of an incentive stock option granted to an employee who holds more than 10% of our voting stock may not be less than 110% of the fair market value of the common stock on the date the option is granted. However, we may grant options with exercise prices equal to less than the fair market value of our common stock on the date of grant in connection with an acquisition by us of another company. The fair market value of our common stock is the closing price for the shares as reported on the NASDAQ Global Market as of the applicable date. As of March 26, 2010, the closing price of our common stock as reported on the NASDAQ Global Market was $11.66 per share. No option may be repriced to reduce the exercise price of such option without stockholder approval (except in connection with a change in our capitalization—see “Adjustments upon Changes in Capitalization, Change of Control or Dissolution” below).

Exercise of Option; Form of Consideration.    The plan administrator determines when options vest and become exercisable and in its discretion may accelerate the vesting of any outstanding option. Our standard vesting schedule applicable to options granted to employees is 1/4th vested on the one year anniversary of the date of grant and 1/36th of the remaining shares vested monthly thereafter with all shares vested on the four-year anniversary of the date of grant. The means of payment for shares issued upon exercise of an option are specified in each option agreement. The Restated 2007 Plan permits payment to be made by cash, check, wire transfer, other shares of our common stock (with some restrictions), broker assisted same-day sales, cancellation of debt, cashless “net exercise” arrangements, any other form of consideration permitted by applicable law and the plan administrator, or any combination thereof.

Term of Option.    The term of an option may be no more than ten years from the date of grant; provided that the term of an incentive stock option granted to an employee who holds more than 10% of our voting stock of may be no more than five years from the date of grant. No option may be exercised after the expiration of its term.

Termination of Employment.    If an optionee’s employment terminates for any reason other than cause, death or disability, then options held by the optionee under the Restated 2007 Plan generally will be exercisable to the extent they are vested on the termination date for a period of three months (or such other period set by the plan administrator) after the termination but not after the expiration date. If an optionee’s employment terminates for cause, then the plan administrator has the authority to terminate all options held by the optionee under the Restated 2007 Plan immediately.

Generally, if an optionee’s employment terminates as a result of optionee’s death or in the event of optionee’s death within 30 days following the optionee’s termination of employment, all outstanding options that were vested and exercisable as of the date of the optionee’s death or termination of employment, if earlier, may be exercised for six months following the optionee’s death but in no event after the expiration date. Generally, if an optionee’s employment terminates as a result of the optionee’s disability, then all options to the extent they are vested and exercisable on the termination date may be exercised for one year following the termination date but in no event after the expiration date. The plan administrator has the authority to extend the period of time for which an award is to remain exercisable following an awardee’s termination (taking into account limitations and consequences under the Code) but not beyond the expiration of the term of the award.

Terms and Conditions of Stock Awards

Stock awards may be restricted stock grants, restricted stock units, stock appreciation rights or other similar stock awards (including awards that do not require the awardee to pay any amount in connection with receiving the shares or that have an exercise or purchase price that is less than the grant date fair market value of our stock). Restricted stock grants are awards of a specific number of shares of our stock. Restricted stock units represent a promise to deliver shares of our common stock, or an amount of cash or property equal to the value of the underlying shares, at a future date. Stock appreciation rights are rights to receive cash and/or shares of our common stock based on the amount by which the exercise date fair market value of a specific number of shares exceeds the grant date fair market value of the exercised portion of the stock appreciation right.

Each stock award agreement will contain provisions regarding (i) the number of shares subject to the stock award, (ii) the purchase price of the shares, if any, and the means of payment for the shares, (iii) the performance criteria (including qualifying performance criteria), if any, and level of achievement versus these criteria that will determine the number of shares granted, issued, retainable and vested, as applicable, (iv) such terms and conditions on the grant, issuance, vesting and forfeiture of the shares, as applicable, as may be determined from time to time by the plan administrator, (v) restrictions on the transferability of the stock award or the shares, and (vi) such further terms and conditions, in each case not inconsistent with the Restated 2007 Plan, as may be determined from time to time by the plan administrator; provided, however, that each stock award must have a minimum vesting period of one year from the date of grant.

Nontransferability

Generally, awards granted under the Restated 2007 Plan are not transferable other than by will or the laws of descent and distribution or to a designated beneficiary upon the awardee’s death. The plan administrator may in its discretion make an award transferable to an awardee’s family member or any other person or entity as it deems appropriate.

Qualifying Performance Criteria

Qualifying performance criteria means any one or more of the performance criteria listed below, either individually, alternatively or in combination, applied to either Seattle Genetics as a whole or to a business unit, affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the plan administrator in the award agreement: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average stockholders’ equity; (vii) total stockholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income, in aggregate or per share; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) market share; (xviii) growth in stockholder value relative to the moving average of a peer group index; (xix) strategic plan development and implementation (including individual performance objectives that relate to achievement of strategic plan of our company as a whole or any business unit); (xx) improvement in workforce diversity; (xxi) growth of revenue, operating income or net income; (xxii) approval by the U.S. Food and Drug Administration or other regulatory body of a product candidate (which is not currently a part of the list of qualifying performance criteria under the 2007 Plan); and (xxiii) any other similar criteria.

The committee may adjust any evaluation of performance criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in the tax law, accounting principles or other such laws and provisions affecting reported results; (iv) accruals for reorganization and restructuring programs and/or other nonrecurring charges; and (v) gains or losses classified as “extraordinary” under generally accepted accounting principles or as discontinued operations in our financial statements.

Deferral of Award Benefits

The plan administrator may permit awardees whom it selects to defer compensation payable pursuant to the terms of an award or defer compensation arising outside the terms of the Restated 2007 Plan pursuant to a program that provides for deferred payment in satisfaction of other compensation amounts through the issuance of one or more awards under the Restated 2007 Plan and in a manner that complies with Section 409A of the Code.

Adjustments upon Changes in Capitalization, Change of Control or Dissolution

In the event of any stock split, reverse stock split, combination or reclassification of stock, stock dividend, spin-off or similar change to our capital structure of effected without receipt of consideration by us, the plan administrator will make proportionate adjustments to (i) the number and kind of shares covered by each outstanding award under the Restated 2007 Plan, (ii) the exercise or purchase (including repurchase) price per share subject to each outstanding award under the Restated 2007 Plan and (iii) each of the share limitations under the Restated 2007 Plan.

In the event of (i) an acquisition of us by means of any transaction or series of related transactions, including any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing our domicile, (ii) any sale of all or substantially all of our assets or (iii) any other event specified by the plan administrator, so long as in either (i) or (ii), our stockholders of record immediately prior to the transaction hold less than 50% of the voting power of the surviving entity and, provided that the Restated 2007 Plan is approved by stockholders, so long as in (iii) that no change in control shall be deemed to occur upon announcement or commencement of a tender offer or upon a “potential” takeover or upon shareholder approval of a merger or other transaction, in each case without a requirement that the change in control actually occur, then:

•

if the successor corporation does not assume or substitute equivalent awards for all outstanding equity awards granted pursuant to the Restated 2007 Plan, then as of the date of completion of the acquisition or merger, the vesting of such equity awards shall be accelerated in full; and

•

if outstanding equity awards are assumed or equivalent awards are substituted by the successor corporation and if at the time of, immediately prior to or within twelve months after the effective time of the change of control, an equity awardee’s service as an employee or consultant is terminated without cause or due to constructive termination, then the vesting of such substituted equity award will be accelerated in full.

In the event of a liquidation or dissolution, any options or stock awards that have not been exercised will terminate immediately prior to the transaction.

The plan administrator has the authority to accelerate vesting of outstanding awards under the Restated 2007 Plan at any time in its sole discretion.

Amendment and Termination of the Restated 2007 Plan

The plan administrator may amend, alter or discontinue the Restated 2007 Plan or any award agreement at any time. However, we will obtain stockholder approval for any amendment to the Restated 2007 Plan if stockholder approval is necessary or desirable to comply with any applicable law or NASDAQ Global Market listing requirements. In addition, we will obtain stockholder approval of any of the following: (i) an increase to the shares reserved for issuance under the Restated 2007 Plan other than an increase in connection with a change in our capitalization as described in “Adjustments upon Changes in Capitalization, Change of Control or Dissolution” above; (ii) a change of the class of persons eligible to receive awards under the Restated 2007 Plan; (iii) a reduction in the minimum exercise prices at which options may be granted; or (iv) any amendment of outstanding options or stock appreciation rights that affects a repricing of such awards. Generally, no amendment of the Restated 2007 Plan will impair the rights of an outstanding award without the consent of the awardee.

Restated 2007 Plan Benefits

Because benefits under the Restated 2007 Plan will depend on the plan administrator’s actions and the fair market value of our common stock at various future dates, it is not possible to determine the benefits that will be received by employees, officers, directors and consultants if the Restated 2007 Plan is approved by the stockholders. In addition, the actual value of awards, and the number of shares subject to such awards, which may be earned under the LTIP and granted under the Restated 2007 Plan, if any, will not be determinable until the earlier of Compensation Committee certification of approval, if it occurs, of a New Drug Application, or

NDA, by the U.S. Food and Drug Administration for brentuximab vedotin. Further, the Compensation Committee and the Board retain full discretion over the LTIP, including the amendment, suspension, termination or revision of the LTIP prior to any awards being granted. As of March 26, 2010, the total number of shares subject to stock options granted under the 2007 Plan for each of the following persons or classes of persons was as follows: Clay B. Siegall, President and Chief Executive Officer (485,000 shares); Todd E. Simpson, Chief Financial Officer (150,000 shares); Thomas C. Reynolds, Chief Medical Officer (225,000 shares); Eric L. Dobmeier, Chief Business Officer (210,000 shares); Morris Z. Rosenberg, EVP, Process Sciences (202,500 shares); all current executive officers as a group (1,689,167 shares); all current directors (including director nominees) who are not executive officers as a group (no shares); and all employees who are not executive officers as a group (2,834,450 shares).

EQUITY COMPENSATION PLAN INFORMATION

Please see the section of this proxy statement entitled “Equity Compensation Plan Information” for certain information with respect to compensation plans under which equity securities of Seattle Genetics are authorized for issuance.

FEDERAL INCOME TAX CONSEQUENCES

THE FOLLOWING IS A GENERAL SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS OR OTHER AWARDS UNDER THE RESTATED 2007 PLAN. IT DOES NOT DESCRIBE STATE OR OTHER TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS OR OTHER AWARDS. THE INFORMATION SET FORTH BELOW IS A SUMMARY ONLY AND DOES NOT PURPORT TO BE COMPLETE. THE INFORMATION IS BASED UPON CURRENT FEDERAL INCOME TAX RULES AND THEREFORE IS SUBJECT TO CHANGE WHEN THOSE RULES CHANGE. THE RESTATED 2007 PLAN IS NOT QUALIFIED UNDER THE PROVISIONS OF SECTION 401(A) OF THE CODE AND IS NOT SUBJECT TO ANY OF THE PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974. OUR ABILITY TO REALIZE THE BENEFIT OF ANY TAX DEDUCTIONS DESCRIBED BELOW DEPENDS ON OUR GENERATION OF TAXABLE INCOME, AS WELL AS THE REQUIREMENT OF REASONABLENESS, THE PROVISIONS OF SECTION 162(M) OF THE CODE AND THE SATISFACTION OF OUR TAX REPORTING OBLIGATIONS.

Options

The grant of an incentive stock option has no federal income tax effect on the optionee. Upon exercise the optionee does not recognize income for “regular” tax purposes. However, the excess of the fair market value of the stock subject to an option over the exercise price of such option (which is often referred to as the “option spread”) is included in the optionee’s “alternative minimum taxable income” for purposes of the alternative minimum tax. If the optionee does not dispose of the stock acquired upon exercise of an incentive stock option until more than two years after the option grant date and more than one year after exercise of the option, any gain (or loss) upon sale of the shares will be a long-term capital gain (or loss). If shares are sold or otherwise disposed of before these periods have expired, which is referred to as a disqualifying disposition, the option spread at the time of exercise of the option (but not more than the amount of the gain on the sale or other disposition) is ordinary income in the year of such sale or other disposition. If gain on a disqualifying disposition exceeds the amount treated as ordinary income, the excess is taxable as capital gain (which will be long-term capital gain if the shares have been held more than one year after the date of exercise of the option). We are not entitled to a federal income tax deduction in connection with incentive stock options, except to the extent that the optionee has taxable ordinary income on a disqualifying disposition (unless limited by Section 162(m)).

The grant of a nonstatutory option having an exercise price equal to the grant date fair market value of our common stock has no federal income tax effect on the optionee. Upon the exercise of a nonstatutory option, the optionee has taxable ordinary income (and unless limited by Section 162(m), we are entitled to a corresponding deduction) equal to the option spread on the date of exercise. Upon the disposition of stock acquired upon exercise of a nonstatutory stock option, the optionee recognizes either long-term or short-term capital gain or loss, depending on how long such stock was held, on any difference between the sale price and the exercise price, to the extent not recognized as taxable income on the date of exercise. We may allow nonstatutory stock options to be transferred subject to conditions and restrictions imposed by the plan administrator; special tax rules may apply on such a transfer. In the case of both incentive stock options and nonstatutory stock options, special federal income tax rules apply if our common stock is used to pay all or part of the option price, and different rules than those described above will apply if unvested shares are purchased on exercise of the option.

Stock Awards

Stock Awards.    Stock awards will generally be taxed in the same manner as nonstatutory stock options. Shares issued under a restricted stock award are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code to the extent the shares will be forfeited in the event that the participant ceases to provide services to us and are not transferable. As a result of this substantial risk of forfeiture, the participant will not recognize ordinary income at the time the award shares are issued. Instead, the participant will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture, or when the stock becomes transferable, if earlier. The participant’s ordinary income is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date the stock is no longer subject to forfeiture.

The participant may accelerate his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing (i.e., within thirty days of the share issuance date) an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date of such issuance, and the capital gain holding period commences on such date. The ordinary income recognized by an employee will be subject to tax withholding by us. We are entitled to a deduction in the same amount as and at the time the employee recognizes ordinary income.

Stock Appreciation Rights.    We may grant under the Restated 2007 Plan stock appreciation rights separate from any other award or in tandem with other awards under the Restated 2007 Plan. Where the stock appreciation rights are granted with a strike price equal to the fair market value of the underlying stock on the grant date, the participant will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant in connection with the stock appreciation right.

Restricted Stock Units.    Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of our common stock received over any amount paid by the participant in exchange for the shares of our common stock. To conform to the requirements of Section 409A of the Code, the shares of our common stock subject to a stock unit award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change in control. If delivery occurs on another date, unless the stock units otherwise comply with or qualify for an exception to the requirements of Section 409A of the Code, in addition to the tax treatment described above, the participant will owe an additional 20% federal tax and interest on any taxes owed.

The participant’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock units, will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Section 409A of the Code

The American Jobs Creation Act of 2004 added Section 409A to the Code, generally effective January 1, 2005. Section 409A covers most programs that defer the receipt of compensation to a succeeding year. It provides rules for elections to defer, if any, and for timing of payouts. There are significant penalties placed on the individual participant for failure to comply with Section 409A. However, it does not impact our ability to deduct deferred compensation.

Section 409A does not apply to incentive stock options, nonstatutory stock options that have an exercise price that is at least equal to the grant date fair market value and restricted stock provided there is no deferral of income beyond the vesting date. Section 409A also does not cover stock appreciation rights if the exercise price is not less than the fair market value of the underlying stock on the date of grant, the rights are settled in such stock and no features defer the recognition of income beyond the exercise date.

ACCOUNTING TREATMENT

We will recognize compensation expense in connection with awards granted under the Restated 2007 Plan as required under applicable accounting standards. We currently amortize compensation expense associated with equity awards over an award’s requisite service period and establish fair value of equity awards in accordance with applicable accounting standards.

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL NO. 2

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since June 1998. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or other governing documents. However, the Board is submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate governance. While the Audit Committee is not bound by a vote either for or against the proposal, it will consider a vote against PricewaterhouseCoopers LLP by the stockholders in selecting our independent registered public accounting firm in the future. Even if the stockholders do ratify the appointment, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of Seattle Genetics and its stockholders.

Stockholder approval of this Proposal No. 3 will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.

ON BEHALF OF THE AUDIT COMMITTEE, THE BOARD RECOMMENDS A VOTE FOR

THIS PROPOSAL NO. 3.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the years 2009 and 2008 and billed us aggregate fees for services rendered as follows:

Type of Fees	2009	2008
Audit Fees	$493,600	$451,600
Audit-Related Fees	26,000	—
Tax Fees	24,402	28,153
All Other Fees	1,500	—

Total fees	$545,502	$479,753

Audit Fees.    Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings, including fees for professional services related to our follow-on public offerings in January 2009, August 2009 and January 2008 and to the filing of our registration statements on Form S-3 in January and May 2009.

Audit-Related Fees.    Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” In 2009, these fees primarily related to assistance with accounting for income taxes. There were no audit-related fees billed to Seattle Genetics for services rendered during fiscal 2008.

Tax Fees.    Tax fees principally included tax compliance, tax advice and tax planning fees.

All Other Fees.    All other fees include any fees billed that are not audit, audit related, or tax fees. In 2009 these fees primarily related to the cost of access to an accounting research tool. There were no such fees billed to Seattle Genetics during fiscal 2008.

PRE-APPROVAL POLICIES AND PROCEDURES

In October 2006, the Audit Committee adopted an Audit and Audit-Related Services Pre-Approval Policy, or the Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent registered public accounting firm may be pre-approved. Proposed services either may be pre-approved by the Audit Committee without consideration of specific case-by-case services (i.e., general pre-approval) or require the specific pre-approval of the Audit Committee (i.e., specific pre-approval). The Audit Committee believes that the combination of these two approaches has resulted in an effective and efficient procedure to pre-approve services performed by the independent registered public accounting firm. As set forth in the Policy, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee. In addition, the Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve services not prohibited by the Policy to be performed by our independent registered public accounting firm and associated fees up to $25,000, provided that the Chair is required to report any decision to pre-approve such audit-related or non-audit services and fees to the full Audit Committee for ratification at its next regular meeting. All audit-related and non-audit related services performed by our independent registered public accounting firm in 2009 were pre-approved.

AUDIT COMMITTEE REPORT (1)

The Audit Committee of the Board of Directors is currently comprised of three independent directors and operates under a written charter originally adopted by the Board of Directors in March 2001, and reviewed on an annual basis and amended as necessary by the Board of Directors upon recommendation by the Audit Committee.

The members of the Audit Committee are currently Franklin M. Berger (chairman), David W. Gryska and John P. McLaughlin. Each of the members of the Audit Committee is an “independent director” as currently defined in Rules 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards and Rule 10A-3 of the Exchange Act of 1934. The Board of Directors has also determined that Franklin M. Berger is an “audit committee financial expert” as described in applicable rules and regulations of the Securities and Exchange Commission.

The Audit Committee appoints an accounting firm as our independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report thereon. Management is responsible for our internal controls and the financial reporting process. The Audit Committee is responsible for monitoring and overseeing these processes.

The Audit Committee held seven meetings and acted by written consent two times during 2009. The meetings were designed to provide information to the Audit Committee necessary for it to conduct its oversight function of the external financial reporting activities and audit process of Seattle Genetics, and to facilitate and encourage communication between the Audit Committee, management and our independent registered public accounting firm, PricewaterhouseCoopers LLP. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the audited financial statements for fiscal year 2009 with management and the independent registered public accounting firm. The Audit Committee also instructed the independent registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm, PricewaterhouseCoopers LLP, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements and the audited assessment of internal control over financial reporting be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

The Audit Committee of the Board of Directors of Seattle Genetics, Inc.:

Franklin M. Berger (chairman)

David W. Gryska

John P. McLaughlin

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Seattle Genetics under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 26, 2010 (except as noted) regarding the beneficial ownership of our common stock by each director (including each nominee for director), by each person or group of affiliated persons known to us to beneficially own five percent or more of our outstanding common stock, by each Named Executive Officer and by all officers and directors as a group. Unless otherwise indicated, the address of the individuals and entities below is c/o Seattle Genetics, Inc., 21823 – 30th Drive S.E., Bothell, WA 98021.

Name and Address	Total Common Stock Equivalents (1)	Percent of Common Stock Equivalents (2)
Felix Baker, Ph.D. (3)	16,842,787	16.6%
Baker Brothers Investments 667 Madison Ave, 17th Floor New York, NY 10021

FMR LLC (4)	14,875,850	14.8%
82 Devonshire Street Boston, MA 02109

Wellington Management Company, LLC (5)	9,352,203	9.3%
75 State Street Boston, MA 02109

Oppenheimer Funds, Inc. (6)	5,666,776	5.6%
Two World Financial Center 225 Liberty Street New York, NY 10281

Columbia Wanger Asset Management, L.P. (7)	5,357,784	5.3%
227 West Monroe Street, Suite 3000 Chicago, IL 60606

Clay B. Siegall, Ph.D. (8)	2,197,746	2.2%

Morris Z. Rosenberg, D.Sc. (9)	501,632	*

Todd E. Simpson (10)	397,467	*

Eric L. Dobmeier (11)	374,899	*

Thomas C. Reynolds, M.D., Ph.D. (12)	308,578	*

Marc E. Lippman, M.D. (13)	196,666	*

Franklin M. Berger (14)	160,220	*

David W. Gryska (15)	72,500	*

Srinivas Akkaraju, M.D., Ph.D. (16)	70,405	*

Daniel F. Hoth, M.D. (17)	55,000	*

John P. McLaughlin (18)	38,229	*

Daniel G. Welch (19)	38,229	*

All directors & officers as a group (20)	21,308,523	21.2%

*	Less than one percent

(1)	Beneficial ownership is determined in accordance with SEC rules. In computing the beneficial ownership we have included shares for which the named person has sole or shared power over voting or investment decisions. The number of shares of common stock beneficially owned includes common stock which the named person has the right to acquire, through conversion, option or warrant exercise or otherwise, within 60 days after March 26, 2010.

(2)	Percentage of common stock equivalents is based on a total of 100,668,212 shares of common stock outstanding as of March 26, 2010. For each named person, the percentage ownership includes stock that the person has the right to acquire within 60 days after March 26, 2010, as described in Footnote 1. However, such shares are not deemed outstanding with respect to the calculation of ownership percentage for any other person. In some cases, beneficial ownership calculations for five percent or greater stockholders are based solely on publicly-filed Schedules 13D or 13G, which five percent or greater stockholders are required to file with the SEC, and which generally set forth ownership interests as of December 31, 2009.

(3)	Includes 400,898 shares of common stock and 49,563 shares of common stock issuable upon exercise of warrants owned by Baker/Tisch Investments, L.P., 233,020 shares of common stock and 33,475 shares of common stock issuable upon exercise of warrants owned by Baker Bros. Investments, L.P., 248,870 shares of common stock and 34,531 shares of common stock issuable upon exercise of warrants owned by Baker Bros. Investments II, L.P., 4,626,213 shares of common stock and 339,788 shares of common stock issuable upon exercise of warrants owned by 667, L.P., 10,246,673 shares of common stock and 355,143 shares of common stock issuable upon exercise of warrants owned by Baker Brothers Life Sciences, L.P. and 214,613 shares of common stock owned by 14159, L.P. Felix Baker is a Managing Member of the investment advisors of each of the entities listed above and shares voting and dispositive power with respect to the shares held by each such entity and disclaims beneficial ownership of such shares in which he has no pecuniary interest. Also includes 60,000 shares issuable upon exercise of options held by Dr. Baker that are exercisable within 60 days of March 26, 2010.

(4)	The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting persons on February 16, 2010. The beneficial ownership of such reporting person may have changed between such date and March 26, 2010. According to the Schedule 13G/A, FMR LLC has sole power to vote or direct the vote of 287,200 shares of common stock and sole power to dispose or to direct the disposition of 14,875,850 shares of common stock.

(5)	The indicated ownership is based solely on a Schedule 13G filed with the SEC by the reporting persons on February 12, 2010. The beneficial ownership of such reporting person may have changed between such date and March 26, 2010. According to the Schedule 13G, Wellington Management Company, LLP has shared power to vote or direct the vote of 6,219,573 shares of common stock and shared power to dispose or to direct the disposition of 9,352,203 shares of common stock.

(6)	The indicated ownership is based solely on a Schedule 13G filed with the SEC by the reporting persons on February 3, 2010. The beneficial ownership of such reporting person may have changed between such date and March 26, 2010. According to the Schedule 13G, Oppenheimer Funds, Inc. has shared power to vote or direct the vote of 5,666,776 shares of common stock and shared power to dispose or to direct the disposition of 5,666,776 shares of common stock.

(7)	The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting persons on February 10, 2010. The beneficial ownership of such reporting person may have changed between such date and March 26, 2010. According to the Schedule 13G/A, Columbia Wanger Asset Management, L.P. has sole power to vote or direct the vote of 5,165,584 shares of common stock and sole power to dispose or to direct the disposition of 5,357,784 shares of common stock.

(8)	Includes 1,219,578 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 26, 2010.

(9)	Consists solely of 501,632 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 26, 2010.

(10)	Includes 390,247 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 26, 2010.

(11)	Includes 355,078 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 26, 2010.

(12)	Includes 302,273 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 26, 2010.

(13)	Includes 109,166 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 26, 2010.

(14)	Includes 55,000 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 26, 2010.

(15)	Includes 51,000 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 26, 2010.

(16)	Includes 60,000 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 26, 2010.

(17)	Includes 44,595 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 26, 2010.

(18)	Consists solely of 38,229 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 26, 2010.

(19)	Consists solely of 38,229 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 26, 2010.

(20)	Includes 4,091,692 shares of common stock issuable upon exercise of options and warrants that are exercisable within 60 days of March 26, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, our executive officers and persons who own more than ten percent of our common stock to file initial reports of ownership and changes in ownership of our common stock. These reporting persons are required by SEC regulations to furnish us with copies of all Section 16 reports they file. To our knowledge, based primarily on our review of the copies of such reports received or written representations from certain of these reporting persons that no other reports were required, we believe that during the fiscal year ended December 31, 2009, all of these reporting persons complied with all applicable filing requirements.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee is currently comprised of three nonemployee members of the Board. The Compensation Committee’s basic responsibility is to review the performance of our management in achieving corporate goals and objectives and to assure that our management is compensated effectively in a manner consistent with our compensation philosophy, competitive practice and the requirements of the appropriate regulatory bodies. Toward that end, the Compensation Committee oversees, reviews and administers all of our compensation, equity and employee benefit plans and programs, which include our Senior Executive Annual Bonus Plan, or Executive Bonus Plan, Amended and Restated 2007 Equity Incentive Plan, Amended and Restated 1998 Stock Option Plan and 2000 Employee Stock Purchase Plan.

Compensation Philosophy and Objectives

Our compensation philosophy is to provide overall compensation, when targeted levels of performance are achieved, in the range of the 50th percentile of pay practices of a peer group of companies selected by the Compensation Committee, and rewarding additional performance by adjusting compensation upwards towards the 75th percentile of our peer group. The elements of compensation included in the competitive peer group analysis generally are base salaries, annual incentives, long-term incentives and severance benefits. The Compensation Committee generally seeks to target a mix between cash compensation and long-term equity incentives similar to the mix of the companies in our peer group. Our Compensation Committee believes that it is important to target compensation levels and the mix of compensation to that offered by our peers in order to retain and incentivize the high quality executives whose efforts are key to our long-term success.

At the time the Compensation Committee makes executive compensation decisions, the Compensation Committee also reviews individual performance and our company’s performance against established company corporate and strategic goals. In this regard, decisions on compensation for executive officers are based primarily upon the Compensation Committee’s assessment of (i) each individual’s performance as assessed by Dr. Siegall, our CEO, in consultation with the Compensation Committee and our Senior Vice President, Human Resources (Dr. Siegall does not assess his own performance, however) and (ii) our performance measured against corporate and strategic goals as defined by the Board of Directors. Determinations of individual performance at the executive officer level are generally not based on the achievement of separately established goals but rather, on the individual’s performance with respect to (and contributions toward) the achievement of established department goals, if any, and our established corporate and strategic goals. These same metrics are used by management to evaluate the performance of all of our employees with supervisors providing guidance regarding individual performance relative to individual goals. The Compensation Committee believes that successful execution against goals is the best way to enhance long-term stockholder value.

The Compensation Committee generally relies upon its judgment and not upon rigid guidelines or formulas in determining the amount and mix of compensation elements for each executive officer, particularly with respect to base salary determinations, levels of long-term equity compensation and discretionary bonuses. However, as set forth below, bonus awards under our Senior Executive Annual Bonus Plans are formulaic in that the target and maximum bonus opportunities are established, as is the extent to which bonuses are awarded based on individual performance and the achievement of established company goals. Factors affecting the Compensation Committee’s judgments include individual performance contributions to corporate and strategic goals, and the nature and scope of the individual’s responsibilities and effectiveness in leading management’s initiatives to achieve the corporate goals. The Compensation Committee also periodically consults with executive compensation consultants and, in 2009 and 2010, considered the compensation levels of similarly positioned executives at the peer group companies discussed below in determining the mix of compensation elements for the executive officers.

The peer group used by the Compensation Committee to determine compensation for 2009 was selected by the Compensation Committee, with input provided by members of executive management, based on the peer group we used to determine compensation for 2008 and a review of biotechnology and pharmaceutical companies that were similar to Seattle Genetics in market capitalization, development stage and business model, and in some cases location. The peer group in 2009 initially consisted of:

Acadia Pharmaceuticals, Inc. Acorda Therapeutics, Inc. Ariad Pharmaceuticals, Inc. Array Biopharma, Inc. Dendreon Corporation Exelixis, Inc.	Genomic Health, Inc. Geron Corporation ImmunoGen, Inc. InterMune, Inc. Medarex, Inc. MDRNA, Inc. (formerly known as Nastech Pharmaceutical Co.)	Pharmion Corporation (a wholly- owned subsidiary of Celgene Corporation) Progenics, Inc. QLT, Inc. Rigel Pharmaceuticals, Inc. Trubion Pharmaceuticals, Inc. Zymogenetics, Inc.

The Compensation Committee reviews the peer group periodically to reflect changes in market capitalization and other factors, including acquisitions, and revises the companies included in the peer group accordingly. Accordingly, in June 2009, the Compensation Committee, working with updated survey data prepared by its compensation consultant Compensia, Inc., revised the peer group to reflect several acquisitions and significant changes in market capitalization for several companies and therefore the peer group used to establish equity guidelines in 2009 and for compensation in 2010 consisted of:

Acorda Therapeutics, Inc. Allos Therapeutics, Inc. Celera Corporation Dendreon Corporation Exelixis, Inc.	Genomic Health, Inc. Geron Corporation Halozyme Therapeutics, Inc. ImmunoGen, Inc. Incyte Corporation InterMune, Inc.	Medarex, Inc. (now a wholly-owned subsidiary of Bristol Myers Squibb) Progenics, Inc. Regeneron Pharmaceuticals, Inc. Rigel Pharmaceuticals, Inc. Zymogenetics, Inc.

Compensation Consultants and Management Participation in Compensation Decisions

The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee. In accordance with this authority, the Compensation Committee consults from time to time with Compensia and Radford Consulting Services for advice on matters related to compensation for executive officers and other key employees. For example, the Compensation Committee consulted with Radford in 2006 to develop recommendations for structuring our compensation programs to retain our highly experienced executive management team and to motivate management and key employees to maximize stockholder value. The primary recommendation provided by Radford was to target overall compensation near the 50th percentile of our peer group for achieving expected performance and award additional performance by adjusting compensation upwards towards the 75th percentile of our peer group. Radford also proposed the initial target bonus levels for the executive officers based on this philosophy of compensating near the 50th percentile of our peer group. Since that time, the Compensation Committee has consulted with Radford and Compensia periodically with respect to specific questions or as new compensation programs are considered and to update the benchmarking information on an annual basis. Specific examples of services provided by Compensia include salary compensation reports for our executive officers against our peer group in early 2009 in preparation for 2009 salary and cash bonus compensation decisions, preparation of equity guidelines for executive officers and key personnel in June 2009 for equity awards to be made in 2009, and salary compensation reports for the executive officers of Seattle Genetics against our peer group in late 2009 in preparation for 2010 compensation decisions. Dr. Siegall, our CEO, makes recommendations to the Compensation Committee with respect to base salary levels, individual performance assessment and the levels of long-term equity compensation to be awarded to our other executive officers in consultation with our compensation consultants and our Senior Vice President, Human Resources, Christopher Pawlowicz. In addition, Mr. Pawlowicz supports the Compensation Committee in its work from time to time at the Compensation Committee’s request, including providing historical and prospective breakdowns of the compensation components for each executive officer.

Principal Elements of Compensation

Base Salaries.    Base salaries are established to attract and retain talented executive personnel. Base salary for Dr. Siegall and the other executive officers is established based on the underlying scope of their respective responsibilities, taking into account competitive market compensation by benchmarking salaries paid by our peer group for similar positions. The base salary for each executive officer is initially targeted on an annual basis near the 50th percentile for similarly positioned executives based on the data from our peer group as well as data from various surveys. Annual salary adjustments are based primarily on a review of the competitive market salaries and general levels of market increases in salaries of similarly positioned executives in our peer group, and adjusted based on individual performance, achievement of our corporate and strategic goals, changes in job duties and responsibilities and budget considerations. Annual salary adjustments are effective February 1 of each year.

Annual Incentive Compensation.    Each year we adopt a Senior Executive Annual Bonus Plan, or Executive Bonus Plan, which provides cash incentives designed to reward performance for achieving key corporate goals. The performance metrics against which the executives are measured are clearly communicated, measurable and consistently applied, and include corporate goals, such as research, development and clinical milestones, hiring goals, strategic alliances, licensing and partnering transactions and financings. The annual incentive awards for executive officers pursuant to each Executive Bonus Plan are determined on the basis of our achievement of specific corporate goals and each executive’s individual contribution in reaching such corporate goals. The Compensation Committee determines the achievement of the specific corporate goals in January following the end of the particular fiscal year. Dr. Siegall, our CEO and the manager of the executive team, assesses the other executives’ contributions to the corporate goals, and makes a recommendation to the Compensation Committee with respect to such individual’s achieved performance percentage and the Compensation Committee then makes a final determination of the individual performance percentage. This company performance percentage and individual performance percentage are then multiplied by a base pay target percentage for each executive officer to determine the actual amount of the bonus award. The base pay target percentage for each executive officer is determined by the Compensation Committee at the beginning of the fiscal year on a position level basis so that all individuals with the same position level have the same base pay target percentage. The base pay target percentages for each position level are based on benchmarking potential bonuses for similarly positioned executives at companies included in our peer group. These percentages are reviewed on an annual basis and adjusted based on the results of benchmarking information provided by our compensation consultants but are generally set at the 50th percentile for annual cash bonuses at such position level. For 2009, our executive officers at or above the level of executive vice president had a target percentage of 35% of base salary, which includes Dr. Rosenberg, our Executive Vice President, Development. Mr. Simpson, our Chief Financial Officer, Mr. Dobmeier, our Chief Business Officer, and Dr. Reynolds, our Chief Medical Officer, had a target percentage of 40% of base salary, and Dr. Siegall had a target percentage of 50% of base salary. Our company’s achieved performance percentage and/or the individual achieved performance percentage may exceed 100% in the event we and/or the executive officer exceed expected goals, provided that neither percentage may exceed 150%. Accordingly, each executive officer’s bonus opportunity under each Executive Bonus Plan is capped, and in addition, each executive officer must achieve at least a 50% individual performance percentage to receive a bonus award under the Executive Bonus Plan (other than Dr. Siegall whose bonus is based solely on the achievement of our company goals).

The weight between the company performance percentage and the individual performance percentage used for determining the actual cash bonus award is split for all executive officers based on position. For the executive officers, other than Dr. Siegall and Mr. Dobmeier, the final performance percentage during 2009 was based 60% on company performance and 40% on the individual’s performance. Accordingly, assuming Seattle Genetics had met 100% of its 2009 company goals, an executive officer who had an individual achieved performance percentage of 150%, had a base salary target percentage of 30% and had a base pay rate of $100,000 would have received a bonus of $36,000 ((100% x 0.6) + (150% x 0.4) = 120%; and 120% x 30% = 36%; and 36% of the executive’s base pay rate of $100,000 = $36,000). Mr. Dobmeier’s final performance percentage during 2009 was based 80% on company performance and 20% on his individual performance. Dr. Siegall’s final performance percentage is determined by the Compensation Committee in its sole discretion based primarily on overall achievement of corporate goals and is initially set at the company performance percentage, but may be adjusted by the Compensation Committee taking into account annual bonuses of chief executive officers at peer group companies and recommendations provided by our compensation consultants.

The corporate performance measures used in 2009 were primarily based on the advancement and completion of development and clinical activities related to our lead product candidates, including manufacturing campaigns, clinical trial initiation, enrollment and completion, regulatory goals, hiring goals, business development transactions, financial targets and stock performance, all of which the Compensation Committee believes strongly relate to the creation of total stockholder value. Seattle Genetics’ performance targets and achievements in 2009 were:

•	Initiating a pivotal trial in Hodgkin lymphoma (HL) for brentuximab vedotin (SGN-35) under a Special Protocol Assessment and completion of enrollment in the trial;

•	Initiating a phase II trial for brentuximab vedotin in systemic anaplastic large cell lymphoma (sALCL);

•	Manufacturing and releasing pivotal drug supply for brentuximab vedotin;

•	Completing enrollment in the phase I trials for brentuximab vedotin;

•	Completing enrollment of a phase IIb trial for lintuzumab;

•	Raising capital through equity financings and licensing transactions;

•	Managing expenses to an approved budget; and

•	Achieving stock performance relative to appropriate biotechnology indexes.

Some of the performance targets initially established for 2009 were not fully achieved, which targets consisted of achieving a specified enrollment number in our phase IIb trial of dacetuzumab due to the discontinuation of the trial in October 2009 and other minor performance measures not material to an award determination. However, as a result of Seattle Genetics’ significant achievement of goals related to brentuximab vedotin, equity financings and licensing transactions and the greater significance of achieving these objectives compared to others, as well as the achievement of additional significant targets not originally contemplated by the Compensation Committee which were initiation of a phase II retreatment trial of brentuximab vedotin and a phase 1 trial of SGN-75, the Compensation Committee determined our corporate achieved performance percentage to be 115% for 2009, resulting, together with the individual achieved performance percentages, in levels of bonus awards under the 2009 Executive Bonus Plan above target.

The corporate goals set for 2010 are intended to be difficult to achieve and include:

•	Completion of patient treatment in the pivotal HL trial for brentuximab vedotin;

•	Reporting top-line data for the brentuximab vedotin pivotal trial in the second half of 2010;

•	Completion of enrollment in the phase II trial for sALCL;

•	Initiation of a phase III relapse prevention trial for brentuximab vedotin, and enrollment of a certain number of patients;

•	Initiation of a phase I combination trial of brentuximab vedotin and ABVD, a common chemotherapy for frontline HL;

•	Reporting of data from a phase IIb trial of lintuzumab after trial completion;

•	Treatment of patients in a phase I trial of SGN-75;

•	Achievement of manufacturing activities related to brentuximab vedotin and lintuzumab;

•	Management of expenses to budget; and

•	Achievement of stock performance relative to appropriate biotechnology indexes.

There is no guarantee that the executive officers will receive the maximum percentage bonus available in 2010 pursuant to the 2010 Executive Bonus Plan, and over the past five years the company achieved performance percentage has ranged from 70% to 125%. Individual bonus determinations for 2009 are discussed in more detail under “2009 Compensation Decisions” below.

Discretionary and Other Bonus Awards.    The Compensation Committee may also award discretionary bonuses for special recognition of achievement, which are generally awarded to other employees at the same time for the same event, such as for successful completion of a clinical trial. Discretionary bonuses for paid in 2009 are discussed under “2009 Compensation Decisions” below. Additionally, each employee, including executive officers, receives a bonus of $500 upon her or his five year anniversary and $1,500 upon his or her ten year anniversary with Seattle Genetics. Historically, the Compensation Committee has also approved sign-on bonuses for new executives as an inducement to joining Seattle Genetics.

Long-Term Incentive Compensation.    Long-term incentive compensation is designed to provide executive officers with meaningful compensation awards in order to align executives’ incentives with stockholder value creation. Generally, a significant stock option grant is made at the time an executive officer commences employment. Thereafter, option grants may be made at varying times and in varying amounts in the discretion of the Compensation Committee, but are generally made once a year unless such executive officer is promoted, in which case a grant will normally be made at that time, or for recognition of outstanding performance. Upon hiring an executive officer, an option grant generally will be made on the last business day of the month in which the officer commences employment. Annual stock option grants to all executives are made at regularly scheduled meetings of the Compensation Committee and are generally made in August following mid-year employee performance reviews. In addition, we recently adopted a broad-based long-term incentive plan in which executive officers are eligible to participate as described below under the heading “2010 Compensation Decisions.” Seattle Genetics does not have any program, plan or practice to time option grants to its executives or other employees in coordination with the release of material, non-public information.

In August 2009, the Compensation Committee considered annual stock option grants for current executive officers based on benchmarking data prepared by Compensia and recommendations from Dr. Siegall. Additionally, Dr. Rosenberg received a stock option grant of 32,500 shares in February 2009 coinciding with his promotion to Executive Vice President, Development. Dr. Rosenberg’s promotion grant was determined by awarding 1/4th of the initial hire grant for such position based on benchmarking data. Dr. Siegall’s annual option grant recommendations are developed based on the individual’s position with Seattle Genetics, each employee’s performance against individual performance during the prior year, and benchmarking information provided by Compensia against our peer group. The size of each new hire or promotion stock option grant made to officers is recommended by Dr. Siegall based on peer group benchmarking information provided by our compensation consultant and is generally set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual’s potential for future responsibility and promotion. In addition, in determining annual stock option grants to executive officers, prior grant levels or the extent to which such executive officer is currently vested in his or her options are reviewed by the Compensation Committee. The relative weight given to each of these factors will vary from individual to individual at the Compensation Committee’s discretion and adjustments may be made as the Compensation Committee deems reasonable to attract and retain executive officers in the competitive environment for highly qualified employees in which we operate. Generally, the proposed annual stock option grant is targeted at the 50th percentile for such position and then adjusted up based on individual performance in a range from the 50th percentile to the 75th percentile for such position based on benchmarking data derived from our peer group. If an individual’s performance exceeded expectations, such stock option grant will often be increased to the 65th percentile and if such performance greatly exceeded expectations, the stock option grant may be adjusted to the 75th percentile. After this adjustment, the Compensation Committee will review the extent to which such executive officer is currently vested in his or her options to determine if additional adjustments need to be made in order to increase the incentive for such executive officer to remain with Seattle Genetics for an additional period of time.

In August 2009, the Compensation Committee also considered change in control provisions related to equity awards of Seattle Genetics’ equity plans and compared those to the plans, policies and practices of our peer group. As a result of that analysis, the Compensation Committee recommended and the Board adopted the amendment and restatement of our 2007 Equity Incentive Plan and our 1998 Stock Option Plan to provide for acceleration of vesting in connection with specified change in control events to more closely align our plans with the majority of our peer group companies. These changes do not impact our executive officers because they have employment agreements that provide for similar and, in some cases, broader protections associated with a change in control of Seattle Genetics. However, the Compensation Committee and the Board believed that these changes to our equity plans were necessary to continue to attract and retain our highly skilled employees below the executive level.

Seattle Genetics does not have ownership guidelines for its officers because officer compensation is set within a typical market range and is already performance-based. In addition, we believe that ownership guidelines for executive officers are rare in development-stage biotechnology companies and as such would put Seattle Genetics at a competitive disadvantage compared to its peer group.

The exercise price of our stock options is always equal to the fair market value (our closing price on the NASDAQ Global Market) of our common stock on the date of grant. Our stock option grants generally vest 1/4th upon the one year anniversary of the grant date and 1/36th of the remaining shares each month thereafter until such grant is fully vested on the four year anniversary of the grant date, subject to vesting acceleration as described under “Post-Termination Protection” below. The vesting schedule and the number of shares granted are established to ensure a meaningful incentive to remain in our employ. Accordingly, the option will provide a return to the employee only if he or she remains in our service, and then only if the market price of our common stock appreciates over the option term.

Restricted stock awards have not been granted historically although the Compensation Committee retains the discretion to award restricted stock grants in the future.

Post-Termination Protection

We do not have a severance plan for employees generally, but have provided for severance payments to executive officers through individual employment agreements with such officers. After consulting with Radford, Seattle Genetics entered into employment agreements in 2006 with its executive officers at the Senior Vice President level providing for severance benefits that already existed for our executive officers above the Senior Vice President level who were already parties to employment agreements that provided such benefits. Generally our severance payments pursuant to these agreements are as follows: a lump sum cash payment or payment in accordance with Seattle Genetics’ standard payroll schedule, at our discretion, equal to 100% of his or her annual base salary, plus a pro-rated portion of the year’s target bonus if such officer is terminated without cause or constructively terminated, except for Dr. Siegall, who has the additional benefit of receiving a severance benefit equal to 200% of his annual base salary if he is terminated without cause or constructively terminated within 12 months following a change in control of Seattle Genetics. In addition, all officers receive 12 months of accelerated vesting of any outstanding options if such officer is terminated without cause or constructively terminated, or 100% acceleration of vesting of any outstanding options if such officer is terminated without cause or constructively terminated within 12 months following a change in control of Seattle Genetics or if the acquiror does not assume, substitute or otherwise replace any outstanding options. In addition, Dr. Siegall receives 100% acceleration of vesting of any outstanding option upon a change in control. All officers are also entitled to continuation of all health benefits for 12 months (or 24 months in the case of Dr. Siegall if his employment is terminated without cause or constructively terminated within 12 months following a change in control), or a lesser amount of time until the individual is re-employed with comparable insurance benefits. Seattle Genetics does not provide any gross-ups based on taxes attributable to any of the severance benefits described above.

The Compensation Committee believes these severance benefits are important from a retention perspective to provide protection to our executive officers from being terminated without cause or constructively terminated prior to or after a change in control, and that the amounts are reasonable when compared with similar arrangements adopted by companies in our peer group. In addition, the Compensation Committee believes that these severance benefits align executive and stockholder interests by enabling the executive officers to consider corporate objectives and possible transactions that are in the best interests of the stockholders and other constituents of Seattle Genetics without undue concern over whether such objectives or transactions may jeopardize the officers’ own employment. With these arrangements, the Compensation Committee sought uniformity of results among the officers based on their positions at Seattle Genetics, with only Dr. Siegall receiving vesting acceleration benefits solely as a result of a change in control. In addition, the Compensation Committee believes that the payment-triggering event, namely, being terminated without cause or constructively terminated, and then only when there is no misconduct by the officer, is a fair hurdle for the ensuing rewards. Further, Dr. Siegall’s 100% acceleration of vesting of stock options upon a change in control is intended to reduce the concern that Dr. Siegall may not have a comparable position in an acquiring company as a result of a change of control and is similar to acceleration provisions of CEOs of peer group companies. More information regarding these arrangements is provided in the section below titled “Potential Payments upon Termination or Change-in-Control—Employment Agreements.”

2009 Compensation Decisions

CEO Compensation.    Dr. Siegall’s 2009 compensation consisted of base salary, annual bonus and stock options. The Compensation Committee determined CEO compensation using methods consistent with those described above under the heading “Principal Elements of Compensation.” In January 2009, the Compensation Committee approved an aggregate merit and salary adjustment increase of 4.75% to Dr. Siegall’s 2008 base salary (to $602,350 in 2009) in recognition of both his performance as CEO, including achievement of our 2008 corporate performance goals, and an adjustment to approximate competitive market salary levels near the 50th percentile compared with our peer group. The Compensation Committee in February 2010 approved a cash bonus of $346,351 under the 2009 Executive Bonus Plan in accordance with the achievement of the pre-defined corporate performance goals for 2009 and set by the Compensation Committee at 115% as described above under the heading “Annual Incentive Compensation.” Dr. Siegall was awarded a grant of stock options of 250,000 shares in August 2009 in accordance with the methods used for other senior executives and described above under the heading “Long-Term Incentive Compensation”.

Compensation of the Other Named Executive Officers.    The Compensation Committee reviewed similar considerations for each of the other named executive officers, and our Compensation Committee’s 2009 compensation determination for these executive officers are set forth below.

With respect to Mr. Simpson, the Compensation Committee focused on Mr. Simpson’s leadership of our finance department, including budget and long-range planning goals and managing expenses to such budgets and plans for determination of his individual performance percentage and merit increase. In January 2009, the Compensation Committee approved an aggregate merit increase of 2.5% to Mr. Simpson’s 2008 base salary (to $313,900 in 2009) in recognition of the performance described above and analysis of competitive market salary levels near the 50th percentile compared with our peer group. The Compensation Committee in February 2010 also approved a cash bonus of $141,883 under the 2009 Executive Bonus Plan in accordance with the achievement of the pre-defined corporate performance goals for 2009 and individual performance as described above under the heading “Annual Incentive Compensation.” Mr. Simpson was awarded a grant of stock options of 85,000 shares in August 2009 in accordance with the methods used for other senior executives and described above under the heading “Long-Term Incentive Compensation”. Mr. Simpson also received a $2,719 discretionary bonus in February 2009 in special recognition of performance in connection with our completing a financing in January 2009.

With respect to Mr. Dobmeier, the Compensation Committee focused on Mr. Dobmeier’s oversight of project management, operational and marketing initiatives and his contribution to our business development initiatives, including his involvement in the negotiation of our Daiichi-Sankyo antibody-drug conjugate collaboration in July 2008 and our stock financing in January 2009. In January 2009, the Compensation Committee approved an aggregate merit increase of 4.5% to Mr. Dobmeier’s 2008 base salary (to $370,550 in 2009) in recognition of the performance described above and analysis of competitive market salary levels near the 50th percentile compared with our peer group. The Compensation Committee in February 2010 also approved a cash bonus of $171,935 under the 2009 Executive Bonus Plan in accordance with the achievement of the pre-defined corporate performance goals for 2009 and individual performance as described above under the heading “Annual Incentive Compensation.” Mr. Dobmeier was awarded a grant of stock options of 100,000 shares in August 2009 in accordance with the methods used for other senior executives and described above under the heading “Long-Term Incentive Compensation.” Mr. Dobmeier also received a $4,079 discretionary bonus in February 2009 in special recognition of performance in connection with our completing a financing in January 2009.

With respect to Dr. Rosenberg, the Compensation Committee focused on Dr. Rosenberg’s leadership of our development and manufacturing departments, including the successful completion of several manufacturing runs of antibody and drug-conjugate material for use in our clinical trials for determination of his individual performance percentage and merit increase. In January 2009, the Compensation Committee approved an aggregate merit increase of 6% to Dr. Rosenberg’s 2008 base salary (to $318,300 in 2009) in recognition of the performance described above and analysis of competitive market salary levels near the 50th percentile compared with our peer group. The Compensation Committee in February 2010 also approved a cash bonus of $124,311 under the 2009 Executive Bonus Plan in accordance with the achievement of the pre-defined corporate performance goals for 2009 and individual performance as described above under the heading “Annual Incentive Compensation.” Dr. Rosenberg was awarded a grant of stock options of 65,000 shares in August 2009 in accordance with the methods used for other senior executives and described above under the heading “Long-Term Incentive Compensation.” Dr. Rosenberg was also awarded a grant of stock options of 32,500 shares in February 2009 coinciding with his promotion to Executive Vice President, Development, as described above under the heading “Long-Term Incentive Compensation.” Dr. Rosenberg also received a $4,079 discretionary bonus in February 2009 for his work in contract manufacturing.

With respect to Dr. Reynolds, the Compensation Committee focused on Dr. Reynolds’ contribution to our clinical achievement, including the filing of several investigational new drug applications and the initiation of several clinical trials in 2008, specifically trials associated with our dacetuzumab collaboration with Genentech for determination of his individual performance percentage and merit increase. In January 2009, the Compensation Committee approved an aggregate merit increase of 5% to Dr. Reynolds’ 2008 base salary, (to $369,700 in 2009) in recognition of the performance described above and analysis of competitive market salary levels near the 50th percentile compared with our peer group. The Compensation Committee in February 2010 also approved a cash bonus of $173,020 under the 2009 Executive Bonus Plan in accordance with the achievement of the pre-defined corporate performance goals for 2009 and individual performance as described above under the heading “Annual Incentive Compensation.” Dr. Reynolds was awarded a grant of stock options of 125,000 shares in August 2009 in accordance with the methods used for other senior executives and described above under the heading “Long-Term Incentive Compensation.” Dr. Reynolds also received a $4,079 discretionary bonus is February 2009 for his work on obtaining a Special Protocol Assessment with the U.S. Food and Drug Administration, or FDA.

2010 Compensation Decisions

In January 2010, the Compensation Committee, after discussion with management, provided recommended corporate goals to the Board, which were approved by the Board in February 2010. The Compensation Committee also recommended for approval and the Board approved the 2010 Executive Bonus Plan in February 2010. There were no substantive changes to the 2010 Executive Bonus Plan from the 2009 Executive Bonus Plan, other than the corporate goals established under the plans. In addition, in January 2010, the Compensation Committee determined the 2009 annual cash bonus for each executive officer, including the CEO, in accordance with the 2009 Executive Bonus Plan and set 2010 salaries for the executive officers. The cash bonuses awarded under the 2009 Senior Executive Bonus Plan are described above, and 2010 salaries were determined as described under the heading “Base Salaries” above. The 2010 salaries were set primarily on the basis of benchmarking and adjusted based on individual performance in 2009. Dr. Siegall’s 2010 base salary was set at $630,000, a 4.6% increase from 2009; Mr. Simpson’s 2010 base salary was set at $336,500, a 7.2% increase from 2009, which includes a market adjustment of $10,000; Mr. Dobmeier’s 2010 base salary was set at $387,250, a 4.5% increase from 2009; Dr. Reynolds’ 2010 base salary was set at $396,350, a 7.2% increase from 2009, which includes a market adjustment of $10,000; and Dr. Rosenberg’s 2010 base salary was set at $327,850, a 3% increase from 2009.

In January 2010, the Compensation Committee approved, and in March 2010 the Board subsequently approved, a long term incentive plan, or LTIP. The LTIP provides for cash awards, and, for employees at the associate director level and above, cash and stock awards, that may be earned by a participant upon the possible approval of a New Drug Application, or NDA, by the FDA for brentuximab vedotin. All employees (other than field sales staff below the level of Vice President, Sales) as of March 31, 2010 are automatically eligible to participate in the LTIP. Eligible employees who join Seattle Genetics after March 31, 2010 and prior to the potential submission of the NDA for brentuximab vedotin are also eligible for pro-rated awards. Target values (expressed in dollars) for both cash and stock awards are set based on an employee’s position with Seattle Genetics as of March 31, 2010, and actual award values, up to a maximum of 110% of target value, are calculated based on the date of FDA approval of the NDA for brentuximab vedotin if such approval occurs. Cash awards will be paid, and stock awards will be issued, upon certification by the Compensation Committee of approval by the FDA of the NDA for brentuximab vedotin if such approval occurs. The stock awards will be issued under our 2007 Equity Incentive Plan (or the Restated 2007 Plan if Proposal No. 2 is approved by our stockholders) either in the form of restricted stock or restricted stock units, at the Compensation Committee’s discretion, and will vest in full on the second anniversary of the date of approval by the FDA of the NDA for brentuximab vedotin if such approval occurs. The number of shares subject to a stock award issued under the LTIP will be determined by dividing the actual award value by the closing price of our common stock on the trading day immediately prior to the date of FDA approval of the NDA for brentuximab vedotin assuming such approval. If the Restated 2007 Plan is approved by stockholders, then any stock awards are expected to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code (see Proposal No. 2 above). The Compensation Committee has established a target value of $230,000 in the case of Dr. Siegall, $100,000 in the case of Mr. Simpson, Mr. Dobmeier and Dr. Reynolds, and $80,000 in the case of Dr. Rosenberg, for each of the cash award and the stock award that each individual may earn (i.e., the foregoing target values are for each of the potential cash award and the potential stock award, such that the total target value of the cash award and stock award combined is $460,000 in the case of Dr. Siegall, $200,000 in the case of Mr. Simpson, Mr. Dobmeier and Dr. Reynolds, and $160,000 in the case of Dr. Rosenberg). However, the Compensation Committee may, in its discretion, determine to reduce actual award values below the target values for any or all of our employees (including our named executive officers), and, other than with respect to our Chief Executive Officer and our three other most highly compensated officers (other than our Chief Financial Officer), to adjust target values prior to the determination of actual award values for changes in a participant’s responsibility level or position, or for unanticipated events or developments and the like. The Compensation Committee and the Board believe that the awards, if any, under the LTIP are based upon an event that would add significant value to the company for our stockholders and that the vesting period for the stock awards will properly retain senior management past the achievement of the goal of FDA approval of brentuximab vedotin to carry out the commercial activities associated with launching a biotechnology product.

Tax and Accounting Considerations

In making compensation decisions affecting our executive officers, the Compensation Committee considers and, to the extent practicable and to the extent permitted by applicable law, intends to maximize our ability to deduct under applicable federal corporate income tax law compensation payments made to executive officers. Specifically, the Compensation Committee considers the requirements and the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which generally disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the “performance-based” exception to Section 162(m). As the cash compensation paid by Seattle Genetics to each of its executive officers is expected to be below $1 million, except for Dr. Siegall’s compensation, and the Compensation Committee believes that options granted under our 1998 Stock Option Plan and 2007 Equity Incentive Plan to such officers will meet the requirements for qualifying as performance-based compensation, the Compensation Committee believes that Section 162(m) will not affect the tax deductions available to Seattle Genetics with respect to the compensation of its executive officers. It is the Compensation Committee’s policy to qualify, to the extent reasonable, its executive officers’ compensation for deductibility under applicable tax law. However, we may from time to time pay compensation to our executive officers that may not be deductible.

In accordance with generally accepted accounting standards, stock-based compensation cost is measured at grant date, based on the estimated fair value of the awards, and is recognized as an expense ratably over the requisite employee service period. The Compensation Committee has determined to retain for the foreseeable future our stock option program and the LTIP as the sole components of our long-term incentive compensation program, and, therefore, to record this expense on an ongoing basis. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

Summary

The Compensation Committee believes that our compensation philosophy and programs are designed to foster a performance-oriented culture that aligns employees’ interests with those of our stockholders. The Compensation Committee believes that the compensation of our executives is both appropriate and responsive to the goal of improving stockholder value.

COMPENSATION COMMITTEE REPORT(1)

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the members of the Compensation Committee:

Felix Baker, Ph.D. (chairman)

Daniel G. Welch

David W. Gryska

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Seattle Genetics under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION AND RISK

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our business. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage our employees to assume excessive risks.

The Compensation Committee, with assistance of its independent compensation consultant, extensively reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded:

•	significant weighting towards long-term incentive compensation discourages short-term risk taking;

•

goals are appropriately set to provide meaningful targets that enhance stockholder value but that are quantifiable by objective criteria and are widely distributed to avoid concentration of compensation on any single target;

•	incentive awards are capped by the Compensation Committee; and

•

as a biotechnology company, we do not face the same level of risks associated with compensation of employees at financial services companies (traders and instruments with a high degree of risk and reward).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2009, the Compensation Committee consisted of Felix Baker (chairman), David W. Gryska and Daniel G. Welch, none of which is a current or former officer or employee of Seattle Genetics. Please see the disclosure under “Certain Relationships and Related Party Transactions—Certain Transactions With or Involving Related Persons” regarding Dr. Baker’s interest in certain transactions we entered into with Baker Brothers Life Sciences, L.P. and its affiliated entities in 2009.

No member of the Compensation Committee or executive officer of Seattle Genetics has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

SUMMARY COMPENSATION TABLE

The following table sets forth all of the compensation awarded to, earned by, or paid to our “principal executive officer,” “principal financial officer,” and the three other highest paid executive officers whose total compensation in fiscal year 2009 exceeded $100,000. We refer to these officers in this proxy statement as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($) (12)	Non-Equity Incentive Plan Compensation ($) (13)	All Other Compensation ($) (14)	Total ($)
Clay B. Siegall, Ph.D.	2009	600,071		—		1,578,937	346,351	7,890	2,533,249
President and CEO	2008	567,958		1,500	(1)	1,379,242	359,375	7,440	2,315,515
	2007	486,025		—		2,823,000	264,870	5,365	3,579,260

Todd E. Simpson	2009	313,258		2,719	(2)	536,839	141,883	7,890	1,002,589
Chief Financial Officer	2008	304,982		—		381,494	140,852	7,440	834,768
	2007	289,243		2,000	(3)	874,650	101,473	4,200	1,271,566

Thomas C. Reynolds, M.D., Ph.D.	2009	368,229		4,079	(4)	789,470	173,020	7,890	1,342,688
Chief Medical Officer	2008	349,796		5,000	(5)	586,912	178,841	7,440	1,127,989
	2007	256,250	(6)	25,000	(7)	3,205,563	92,318	4,200	3,583,331

Eric L. Dobmeier	2009	369,217		4,079	(8)	631,576	171,935	7,890	1,184,697
Chief Business Officer	2008	352,876		5,000	(9)	645,603	174,439	7,440	1,185,358
	2007	325,446		5,500	(10)	1,436,100	124,418	4,200	1,895,664

Morris Z. Rosenberg, D.Sc.	2009	316,779		4,079	(11)	581,764	124,311	7,890	1,034,823
EVP, Process Sciences	2008	298,858		—		586,985	110,718	7,440	1,004,001
	2007	283,525		—		617,400	99,440	4,048	1,004,413

(1)	Consists of a bonus awarded to Dr. Siegall in January 2008 for his ten year anniversary with Seattle Genetics.

(2)	Consists of the bonus awarded to Mr. Simpson in February 2009 for special recognition of performance.

(3)	Consists of a bonus awarded to Mr. Simpson in January 2007 for special recognition of performance.

(4)	Consists of a bonus awarded to Dr. Reynolds in February 2009 for special recognition of performance.

(5)	Consists of a bonus awarded to Dr. Reynolds in July 2008 for special recognition of performance.

(6)	Dr. Reynolds joined Seattle Genetics in April 2007 and his salary on an annualized basis in 2007 was $325,000.

(7)	Consists of a sign-on bonus paid to Dr. Reynolds which was paid upon the six month anniversary of his employment date.

(8)	Consists of a bonus awarded to Mr. Dobmeier in February 2009 for special recognition of performance.

(9)	Consists of a bonus awarded to Mr. Dobmeier in July 2008 for special recognition of performance.

(10)	Consists of a bonus awarded to Mr. Dobmeier in January 2007 for special recognition of performance, and $500 for his five year anniversary with Seattle Genetics.

(11)	Consists of a bonus awarded to Dr. Rosenberg in February 2009 for special recognition of performance.

(12)	The amounts in this column represent the aggregate full grant date fair value of options granted during 2009 in accordance with FASB ASC Topic 718 with no estimate for future forfeitures. For information regarding the assumptions used in calculating these amounts, see Note 9 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(13)	The amounts in this column reflect the cash bonus awards to the Named Executive Officers under our annual Senior Executive Bonus Plans. Our 2009 Senior Executive Bonus Plan is discussed in greater detail in “Compensation Discussion and Analysis” beginning on page 36 as well as under “Grants of Plan-Based Awards” below.

(14)	The amounts in this column consist of life insurance premiums and company matching contributions to our 401(k) plan for all Named Executive Officers.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth each equity and non-equity award granted to our Named Executive Officers during fiscal year 2009.

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Awards ($) (1)		All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Target	Maximum
Clay B. Siegall, Ph.D.	—	301,175	451,763	—	—	—
	8/25/09	—	—	250,000	12.16	1,578,937

Todd E. Simpson	—	125,560	188,340	—	—	—
	8/25/09	—	—	85,000	12.16	536,839

Thomas C. Reynolds, M.D., Ph.D.	—	147,880	221,820	—	—	—
	8/25/09	—	—	125,000	12.16	789,470

Eric L. Dobmeier	—	148,220	222,330	—	—	—
	8/25/09	—	—	100,000	12.16	631,576

Morris Z. Rosenberg, D.Sc.	—	110,010	165,015	—	—	—
	2/13/09	—	—	32,500	10.36	171,239
	8/25/09	—	—	65,000	12.16	410,525

(1)	The dollar amounts in these columns represent the target and maximum amounts of each Named Executive Officer’s annual cash bonus award for the year ended December 31, 2009 pursuant to our 2009 Senior Executive Annual Bonus Plan, or the Executive Bonus Plan. The amounts shown in the “target” column reflect the target payment level under the Executive Bonus Plan if Seattle Genetics and each individual had achieved 100% of the specific performance objectives and goals previously approved by the Compensation Committee in 2009. An individual must attain an individual performance percentage of 50% to receive any compensation under the Executive Bonus Plan. The amounts shown in the “maximum” column reflect the target payment level under the Executive Bonus Plan if Seattle Genetics and each individual had achieved 150% performance percentages based on the corporate goals approved by the Compensation Committee in 2009. A percentage of 150% is the maximum percentage allowed for both Seattle Genetics and individual performance percentages. Actual payouts made under the Executive Bonus Plan differed based on the actual performance objectives and goals achieved. The actual cash bonus award earned for the year ended December 31, 2009 under our Executive Bonus Plan for each Named Executive Officer is set forth in the Summary Compensation Table above. As such, the amounts set forth in these columns do not represent additional compensation earned by the Named Executive Officers for the year ended December 31, 2009. The Executive Bonus Plan is discussed in greater detail in “Compensation Discussion and Analysis” beginning on page 36.

(2)

Stock options were granted under our 2007 Equity Incentive Plan. Vesting of all the option grants occurs 1/4th on the one year anniversary of the grant date and 1/36th of the remaining shares thereafter on a monthly basis until the grant is fully vested on the fourth anniversary of the grant date. The 2007 Equity Incentive Plan is discussed in greater detail in “Employment Agreements and Arrangements” below.

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

Employment Agreements.    Each of our Named Executive Officers has entered into a written employment agreement with Seattle Genetics. For a description of these employment agreements, please see “Potential Payments Upon Termination or Change-In-Control—Employment Agreements” below.

Annual Cash Bonus Awards.    Each year, we adopt a Senior Executive Annual Bonus Plan that provides for annual bonus awards to reward executive officers based on our achievement of specific corporate goals and their achievement of individual performance goals. For more information regarding our 2009 Senior Executive Annual Bonus Plan and our 2010 Senior Executive Annual Bonus Plan, please see “Compensation Discussion and Analysis” beginning on page 36 and footnote (1) to the Grants of Plan-Based Awards table above.

Option Awards.    Option awards to executives are granted upon hire, promotion and generally on an annual basis, and are currently granted pursuant to our Amended and Restated 2007 Equity Incentive Plan, or the 2007 Plan. If Proposal No. 2 is approved (relating to the amendment and restatement of the 2007 Plan), all future option awards will be made under the Restated 2007 Plan as so amended and restated. Options granted under the 2007 Plan have a ten year term and generally vest as to 1/4th of the shares subject to the options on the one year anniversary of the grant date and 1/36th of the remaining shares each month thereafter until such option is fully vested on the four year anniversary of the grant date, subject to the accelerated vesting of such options under the terms of each executive’s employment agreement with us and pursuant to the 2007 Plan. Options granted under the 2007 Plan carry an exercise price equal to the fair market value on the date of grant (generally the closing price of our common stock on the grant date on the NASDAQ Global Market), and the 2007 Plan permits the exercise price of stock options to be paid by cash, check, wire transfer, other shares of our common stock (with some restrictions), broker assisted same-day sales, cancellation of debt, cashless “net exercise” arrangements, and any other form of consideration permitted by applicable law. If an executive’s service with us terminates for any reason other than cause, death or disability, then options held by the executive under the 2007 Plan generally will be exercisable to the extent they are vested on the termination date for a period of three months after the termination (if an executive’s service with us terminates for cause, then the Board or the Compensation Committee has the authority to terminate all options held by the executive under the 2007 Plan immediately). Generally, if an executive’s service with us terminates as a result of the executive’s death or in the event of the executive’s death within 30 days following the executive’s termination of service, all outstanding options that were vested and exercisable as of the date of the executive’s death or termination of service, if earlier, may be exercised for six months following the executive’s death but in no event after the expiration date of such option. Generally, if an executive’s service with us terminates as a result of the executive’s disability, then all options to the extent they are vested and exercisable on the termination date may be exercised for one year following the termination date but in no event after the expiration date of such option.

Under the 2007 Plan, in the event of (i) an acquisition of Seattle Genetics by means of any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the company, (ii) any sale of all or substantially all of the company’s assets or (iii) any other event specified by the plan administrator, so long as in either (i) or (ii), our stockholders of record immediately prior to the transaction hold less than 50% of the voting power of the surviving entity and, provided that the Restated 2007 Plan is approved by stockholders as contemplated by Proposal No. 2, so long as in (iii) that no change in control shall be deemed to occur upon announcement or commencement of a tender offer or upon a “potential” takeover or upon shareholder approval of a merger or other transaction, in each case without a requirement that the change in control actually occur, then the Board or the compensation committee may, in its discretion: (i) provide for the assumption or substitution of, or adjustment (including to the number and type of shares and exercise price applicable) to, each outstanding stock option; (ii) accelerate the vesting of options; and/or (iii) provide for termination of awards as a result of the change in control on such terms and conditions as it deems appropriate, including providing for the cancellation of awards for a cash or other payment to the executive.

Additionally, (i) if the successor corporation does not assume or substitute equivalent awards for all outstanding equity awards granted pursuant to the 2007 Plan, then as of the date of completion of the acquisition or merger, the vesting of such equity awards shall be accelerated in full; and (ii) if outstanding equity awards are assumed or equivalent awards are substituted by the successor corporation and if at the time of, immediately prior to or within twelve months after the effective time of the change of control, an equity awardee’s service as an employee or consultant is terminated without cause or due to constructive termination, then the vesting of such substituted equity award shall be accelerated in full.

For more information regarding grants of option awards to executives, please see “Compensation Discussion and Analysis—Long-Term Incentive Compensation” and “Compensation Discussion and Analysis—Post-Termination Protection” beginning on page 36 above.

Long-Term Incentive Plan.    In January 2010, the Compensation Committee approved, and in March 2010 the Board subsequently approved, a long term incentive plan, or LTIP. The LTIP provides for cash awards, and, for employees at the associate director level and above, including our named executive officers, cash and stock awards, that may be earned by a participant upon the possible approval of a NDA by the FDA for brentuximab vedotin. For more information regarding the LTIP, please see “Compensation Discussion and Analysis—2010 Compensation Decisions”.

Other Compensatory Arrangements.    Seattle Genetics pays the life insurance premium for all of its employees, including the executive officers. In addition, Seattle Genetics matches fifty percent of the first six percent of salary contributed to Seattle Genetics’ 401(k) plan by employees, including the executive officers. The matched contributions vest twenty percent annually, such that employees are fully vested after five years.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding each unexercised option previously awarded to our Named Executive Officers as of December 31, 2009.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date
Clay B. Siegall, Ph.D.	58,332	—	3.00	11/3/2010
	400,000	—	8.43	5/21/2011
	120,000	—	6.34	2/1/2012
	60,000	—	3.30	1/31/2013
	50,000	—	10.33	2/17/2014
	75,000	—	5.92	1/31/2015
	97,916	2,084	5.63	1/31/2016
	60,937	14,063	4.45	9/6/2016
	48,437	26,563	10.20	5/25/2017
	116,666	83,334	10.29	8/28/2017
	78,333	156,667	11.09	8/27/2018
	—	250,000	12.16	8/25/2019

Total	1,165,621	532,711

Todd E. Simpson	236,500	—	5.20	10/4/2015
	19,583	417	5.63	1/31/2016
	42,187	14,063	4.45	9/6/2016
	49,583	35,417	10.29	8/28/2017
	21,666	43,334	11.09	8/27/2018
	—	85,000	12.16	8/25/2019

Total	369,519	178,231

Thomas C. Reynolds, M.D., Ph.D.	203,316	109,375	8.24	4/2/2017
	18,229	13,021	10.29	8/28/2017
	33,333	66,667	11.09	8/27/2018
	—	125,000	12.16	8/25/2019

Total	254,878	314,063

Eric L. Dobmeier	31,516	—	5.25	3/29/2012
	40,000	—	5.81	8/29/2013
	25,000	—	10.33	2/17/2014
	25,000	—	6.74	8/20/2014
	40,000	—	5.92	1/31/2015
	3,649	—	5.07	3/1/2015
	29,417	1,094	5.63	1/31/2016
	7,738	15,000	4.45	9/6/2016
	32,291	17,709	10.20	5/25/2017
	52,500	37,500	10.29	8/28/2017
	36,666	73,334	11.09	8/27/2018
	—	100,000	12.16	8/25/2019

Total	323,777	244,637

Morris Z. Rosenberg, D.Sc.	100,000	—	6.72	7/9/2011
	60,000	—	6.34	2/1/2012
	12,000	—	3.30	1/31/2013
	15,000	—	10.33	1/30/2014
	25,000	—	6.74	8/20/2014
	50,000	—	6.06	10/29/2014
	30,000	—	5.92	1/31/2015
	51,406	1,094	5.63	1/31/2016
	52,812	12,188	4.45	9/6/2016
	35,000	25,000	10.29	8/28/2017
	15,312	19,688	9.19	3/27/2018
	23,333	46,667	11.09	8/27/2018
	—	32,500	10.36	2/13/2019
	—	65,000	12.16	8/25/2019

Total	469,863	202,137

(1)	All of the unexercisable securities set forth in this column vest at a rate of 1/4th upon the one year anniversary of the grant date of such award, which grant date for each award is ten (10) years prior to the option expiration date set forth in column titled “Option Expiration Date,” and 1/36th of the remaining unvested shares thereafter until the award is fully vested on the fourth anniversary of the grant date.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding option exercises by our Named Executive Officers for the year ended December 31, 2009. None of our Named Executive Officers had any vesting of restricted stock awards during 2009.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Clay B. Siegall, Ph.D.	10,000	100,600

Todd E. Simpson	—	—

Thomas C. Reynolds, M.D., Ph.D.	25,000	99,000

Eric L. Dobmeier	59,985	408,203

Morris Z. Rosenberg, D.Sc.	25,000	129,000

(1)	The value realized on exercise is the difference between the exercise price of each option exercised and the closing price of our common stock on the date of exercise multiplied by the number of shares underlying each option exercised, and does not represent actual amounts received by the Named Executive Officers as a result of the option exercises.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following table reflects the potential payments and benefits to which the Named Executive Officers would be entitled under each individual’s employment agreement with Seattle Genetics. The amounts shown in the table below assume that each termination or event was effective as of December 31, 2009 and that all eligibility requirements under the respective agreement were satisfied.

Name and Principal Position	Involuntary Termination (1)
	Before or more than 12 months after a Change in Control ($)	Within 12 months after a Change in Control ($)	Upon a Change in Control ($) (2)	Termination due to Death or Disability ($) (3)
Clay B. Siegall, Ph.D.
President and CEO
Base salary continuation	602,350	1,204,700	—	—
Lump sum bonus award payment	346,351	346,351	—	346,351
Health benefit continuation	3,385	6,770	—	—
Vacation payout	47,995	47,995	—	47,995
Option acceleration (4)	89,740	89,740	89,740	—

Total	1,089,821	1,695,556	89,740	394,346

Todd S. Simpson
Chief Financial Officer
Base salary continuation	313,900	313,900	—	—
Lump sum bonus award payment	141,883	141,883	—	141,883
Health benefit continuation	3,385	3,385	—	—
Vacation payout	28,072	28,072	—	28,072
Option acceleration (4)	82,189	82,189	—	—

Total	569,429	569,429	—	169,955

Thomas C. Reynolds, M.D., Ph.D.
Chief Medical Officer
Base salary continuation	369,700	369,700	—	—
Lump sum bonus award payment	173,020	173,020	—	173,020
Health benefit continuation	3,385	3,385	—	—
Vacation payout	—	—	—	—
Option acceleration (4)	168,000	210,000	—	—

Total	714,105	756,105	—	173,020

Eric L. Dobmeier
Chief Business Officer
Base salary continuation	370,550	370,550	—	—
Lump sum bonus award payment	171,935	171,935	—	171,935
Health benefit continuation	3,385	3,385	—	—
Vacation payout	35,628	35,628	—	35,628
Option acceleration (4)	90,606	90,606	—	—

Total	672,104	672,104	—	207,563

Morris Z. Rosenberg, D.Sc.
EVP, Process Sciences
Base salary continuation	318,300	318,300	—	—
Lump sum bonus award payment	124,311	124,311	—	124,311
Health benefit continuation	3,385	3,385	—	—
Vacation payout	30,604	30,604	—	30,604
Option acceleration (4)	83,037	93,647	—	—

Total	559,637	570,247	—	154,915

(1)	Each employment agreement provides that in the case of involuntary termination occurring prior to or 12 months after a change in control, such individual is entitled to receive either a lump-sum payment equal to 12 months of monthly base salary or payment of such amount in accordance with Seattle Genetics’ standard payroll schedule, at our discretion, a lump-sum payment equal to a pro-rated portion of such individual’s annual bonus, 12 months of continued health benefits and 12 months of accelerated vesting of outstanding stock options. In the case of involuntary termination occurring within 12 months after a change in control, each individual is entitled to receive 12 months of monthly base salary, a pro-rated portion of such individual’s annual bonus, 12 months of continued health benefits and 100% acceleration of vesting of outstanding stock options, except that Dr. Siegall is entitled to 24 months of monthly base salary and 24 months of continued health benefits in addition to the other benefits. Such severance benefits are conditioned upon the individual’s resignation from all positions held by the individual and execution of a full release and waiver of claims. See the description of each Named Executive Officer’s employment agreement set forth below in the section titled “Employment Agreements.”

(2)	Upon a change in control, Dr. Siegall is entitled to 100% acceleration of vesting of outstanding stock options.

(3)	Upon termination due to death or disability, each employment agreement provides for payment of the portion of any annual bonus earned prior to the date of termination and any accrued but unused vacation.

(4)	The value of stock option vesting acceleration is based on the closing stock price of $10.16 per share for our common stock as reported on the NASDAQ Global Market on December 31, 2009 with respect to in-the-money unvested stock option shares minus the exercise price of the unvested option shares.

EMPLOYMENT AGREEMENTS

In October 2001, Seattle Genetics entered into an employment agreement with Clay B. Siegall, our current President and Chief Executive Officer. In December 2008, Dr. Siegall’s employment agreement was amended and restated to clarify certain existing provisions in light of final regulations issued under Section 409A of the Internal Revenue Code of 1986. Dr. Siegall’s amended and restated employment agreement provides that he receive an annual base salary, which is currently set at $630,000 for 2010, and may receive an annual bonus based upon performance criteria and financial and operational results of Seattle Genetics as determined by the Compensation Committee of the Board of Directors under our Senior Executive Annual Bonus Plans. Dr. Siegall is also eligible to receive additional grants of stock options from time to time in the future as determined by the Board of Directors or the Compensation Committee of the Board of Directors. In the event Dr. Siegall’s employment is constructively terminated or terminated by Seattle Genetics without cause, he will be entitled to receive his monthly base salary and benefits for an additional 12 months (or 24 months if he is constructively terminated or terminated by Seattle Genetics without cause within 12 months following a change in control of Seattle Genetics), payable in either a lump-sum payment or in accordance with Seattle Genetics’ standard payroll schedule, at Seattle Genetics’ discretion, and to stock option vesting acceleration equal to an additional 12 months of vesting, as well as a pro-rated portion of his annual bonus earned up to the date of termination payable in a lump-sum payment. The employment agreement additionally provides that, in the event of a change in control, all of Dr. Siegall’s stock options will become fully vested and exercisable. Such severance benefits are conditioned upon Dr. Siegall’s resignation from all positions held by Dr. Siegall and execution of a full release and waiver of claims. Dr. Siegall’s employment is for no specified length of time, and either he or Seattle Genetics has the right to terminate his employment at any time with or without cause.

In October 2005, Seattle Genetics entered into an employment agreement with Todd E. Simpson, our current Chief Financial Officer. In December 2008, Mr. Simpson’s employment agreement was amended and restated to clarify certain existing provisions in light of final regulations issued under Section 409A of the Internal Revenue Code of 1986. Mr. Simpson’s amended and restated employment agreement provides that he receive an annual base salary, which is currently set at $336,500 for 2010, and is eligible to receive an annual bonus at a target percentage of his base salary as determined by the Compensation Committee. The employment agreement additionally provided that Mr. Simpson receive a bonus of $20,000 payable upon commencement of his employment and receive an additional $25,000 payable upon the six month anniversary of his commencement date. Mr. Simpson also received an option to purchase 250,000 shares of our common stock at fair market value on the date of grant with a four year vesting period, subject to Mr. Simpson’s continued employment with Seattle Genetics and the terms of our 1998 Stock Option Plan. If Mr. Simpson’s employment is constructively terminated or terminated by Seattle Genetics without cause, Mr. Simpson will be entitled to 12 months of base salary, payable in either a lump-sum payment or in accordance with Seattle Genetics’ standard payroll schedule, at Seattle Genetics’ discretion, a pro-rated portion of his annual bonus earned up to the date of termination payable in a lump-sum payment, and health benefits continuation. Additionally, in the event Mr. Simpson is constructively terminated or terminated by Seattle Genetics without cause, he will be entitled to receive stock option vesting acceleration equal to 12 months of vesting. The employment agreement additionally provides that in the event Mr. Simpson is involuntarily terminated within 12 months of a change in control of Seattle Genetics, all of Mr. Simpson’s stock options will become fully vested and exercisable. Such severance benefits are conditioned upon Mr. Simpson’s resignation from all positions held by Mr. Simpson and execution of a full release and waiver of claims. Mr. Simpson’s employment is for no specified length of time, and either he or Seattle Genetics has the right to terminate his employment at any time with or without cause.

In April 2007, Seattle Genetics entered into an employment agreement with Thomas C. Reynolds, our current Chief Medical Officer. In December 2008, Dr. Reynolds’ employment agreement was amended and restated to clarify certain existing provisions in light of final regulations issued under Section 409A of the Internal Revenue Code of 1986. Dr. Reynolds’ amended and restated employment agreement provides that he receive an annual base salary, which is currently set at $396,350 for 2010, and is eligible to receive an annual bonus at a target percentage of his base salary as determined by the Compensation Committee. If Dr. Reynolds’

employment is constructively terminated or terminated by Seattle Genetics without cause, Dr. Reynolds will be entitled to 12 months of base salary, payable in either a lump-sum payment or in accordance with Seattle Genetics’ standard payroll schedule, at Seattle Genetics’ discretion, a pro-rated portion of his annual bonus earned up to the date of termination payable in a lump-sum payment, and health benefits continuation. Additionally, in the event Dr. Reynolds is constructively terminated or terminated by Seattle Genetics without cause, he will be entitled to receive stock option vesting acceleration equal to 12 months of vesting. The employment agreement additionally provides that in the event Dr. Reynolds is involuntarily terminated within 12 months of a change in control of Seattle Genetics, all of Dr. Reynolds’ stock options will become fully vested and exercisable. Such severance benefits are conditioned upon Dr. Reynolds’ resignation from all positions held by Dr. Reynolds and execution of a full release and waiver of claims. Dr. Reynolds’ employment is for no specified length of time, and either he or Seattle Genetics has the right to terminate his employment at any time with or without cause.

In September 2006, Seattle Genetics entered into an employment agreement with Eric L. Dobmeier, our current Chief Business Officer. In December 2008, Mr. Dobmeier’s employment agreement was amended and restated to clarify certain existing provisions in light of final regulations issued under Section 409A of the Internal Revenue Code of 1986. Mr. Dobmeier’s amended and restated employment agreement provides that he receive an annual base salary, which is currently set at $387,250 for 2010, and is eligible to receive an annual bonus at a target percentage of his base salary as determined by the Compensation Committee. The employment agreement additionally provides if Mr. Dobmeier’s employment is constructively terminated or terminated by Seattle Genetics without cause, Mr. Dobmeier will be entitled to 12 months of base salary, payable in either a lump-sum payment or in accordance with Seattle Genetics’ standard payroll schedule, at Seattle Genetics’ discretion, a pro-rated portion of his annual bonus earned up to the date of termination payable in a lump-sum payment, and health benefits continuation. Additionally, in the event Mr. Dobmeier is constructively terminated or terminated by Seattle Genetics without cause, he will be entitled to receive stock option vesting acceleration equal to 12 months of vesting. The employment agreement additionally provides that in the event Mr. Dobmeier is involuntarily terminated within 12 months of a change in control of Seattle Genetics, all of Mr. Dobmeier’s stock options will become fully vested and exercisable. Such severance benefits are conditioned upon Mr. Dobmeier’s resignation from all positions held by Mr. Dobmeier and execution of a full release and waiver of claims. Mr. Dobmeier’s employment is for no specified length of time, and either he or Seattle Genetics has the right to terminate his employment at any time with or without cause.

In September 2006, Seattle Genetics entered into an employment agreement with Morris Z. Rosenberg, our current Executive Vice President, Process Sciences. In December 2008, Dr. Rosenberg’s employment agreement was amended and restated to clarify certain existing provisions in light of final regulations issued under Section 409A of the Internal Revenue Code of 1986. Dr. Rosenberg’s amended and restated employment agreement provides that he receive an annual base salary, which is currently set at $327,850 for 2010, and is eligible to receive an annual bonus at a target percentage of his base salary as determined by the Compensation Committee. The employment agreement additionally provides if Dr. Rosenberg’s employment is constructively terminated or terminated by Seattle Genetics without cause, Dr. Rosenberg will be entitled to 12 months of base salary, payable in either a lump-sum payment or in accordance with Seattle Genetics’ standard payroll schedule, at Seattle Genetics’ discretion, a pro-rated portion of his annual bonus earned up to the date of termination payable in a lump-sum payment, and health benefits continuation. Additionally, in the event Dr. Rosenberg is constructively terminated or terminated by Seattle Genetics without cause, he will be entitled to receive stock option vesting acceleration equal to 12 months of vesting. The employment agreement additionally provides that in the event Dr. Rosenberg is involuntarily terminated within 12 months of a change in control of Seattle Genetics, all of Dr. Rosenberg’s stock options will become fully vested and exercisable. Such severance benefits are conditioned upon Dr. Rosenberg’s resignation from all positions held by Dr. Rosenberg and execution of a full release and waiver of claims. Dr. Rosenberg’s employment is for no specified length of time, and either he or Seattle Genetics has the right to terminate his employment at any time with or without cause.

Other Benefits

Other than as set forth in each Named Executive Officer’s employment agreement and except as otherwise provided by applicable law, the Named Executive Officers are generally not entitled to any additional benefits upon a termination or change in control of Seattle Genetics. However, under the 2007 Plan and our Amended and Restated 1998 Stock Option Plan, or 1998 Plan, in the event of a change in control of Seattle Genetics, (i) if the successor corporation does not assume or substitute equivalent awards for all outstanding equity awards granted pursuant to the 2007 Plan or the 1998 Plan, then as of the date of completion of the acquisition or merger, the vesting of such equity awards shall be accelerated in full; and (ii) if outstanding equity awards are assumed or equivalent awards are substituted by the successor corporation and if at the time of, immediately prior to or within twelve months after the effective time of the change of control, an equity awardee’s service as an employee or consultant is terminated without cause or due to constructive termination, then the vesting of such substituted equity award shall be accelerated in full. The value of such stock option acceleration in full for each Named Executive Officer, assuming such termination or event was effective as of December 31, 2009, is set forth in the Potential Payments Upon Termination or Change-In-Control table above under the column “Involuntary Termination—Within 12 months after a Change in Control”.

Under the 2007 Plan, if a Named Executive Officer’s service with us is terminated as a result of death or disability, the period of time in which options may be exercised following termination is extended as described in more detail under “Employment Agreements and Arrangements—Option Awards.” The terms of the 1998 Plan are substantially similar to the 2007 Plan with respect to the extension of the post-termination exercise period in the case of a termination due to death or disability.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Review of Related Party Transactions

Pursuant to the Audit Committee Charter, the Audit Committee is responsible for the review, oversight and approval of any transaction with an executive officer, director, principal stockholder or any of such persons’ immediate family members or affiliates in which the amount involved exceeds $120,000 or is otherwise disclosable by Seattle Genetics under applicable rules and regulations of the Securities and Exchange Commission. The Audit Committee will consider the relevant facts and circumstances available and deemed relevant, including, but not limited to, the risks, costs and benefits to Seattle Genetics, the terms of the transaction, and the availability of other sources for comparable services or products.

Certain Transactions With or Involving Related Persons

Transactions with BBLS.    Felix Baker, Ph.D., who has served as one of our directors since July 2003 and as our lead independent director since February 2005, is a Managing Partner of Baker Brothers Investments, which he and his brother, Julian Baker, founded in 2000. Entities affiliated with Baker Brothers Investments, including Baker Brothers Life Sciences, L.P., collectively, the Baker Brothers, are significant stockholders of Seattle Genetics. Please see the table titled “Security Ownership of Certain Beneficial Owners and Management” contained in this proxy statement for detailed information on the beneficial ownership of entities affiliated with Baker Brothers Investments in Seattle Genetics.

In January 2009, we entered into a stock purchase agreement with Baker Brothers. The stock purchase agreement provided that, subject to stockholder approval and customary closing conditions, Baker Brothers would purchase 1,178,163 shares of our common stock in a private placement at a purchase price of $9.72 per share, which was the public offering price. We received stockholder approval for the issuance and sale of the shares at our annual meeting of stockholders held on May 15, 2009, and we and Baker Brothers closed the issuance and sale of the shares on May 20, 2009. We issued and sold the shares to Baker Brothers for an aggregate cash purchase price of $11,451,744.36.

In August 2009, we completed an underwritten public offering of 12,650,000 shares of our common stock at a price to the public of $10.75 per share, resulting in net proceeds to us of $128.2 million. Baker Brothers purchased 1,880,000 shares of our common stock from the underwriters in the offering at the public offering price of $10.75 per share and on the same terms as the other investors in the offering.

Indemnification Agreements.    Seattle Genetics has entered into indemnification agreements with our directors and certain officers for the indemnification of and advancement of expenses to these persons to the fullest extent permitted by law. Seattle Genetics also intends to enter into these agreements with our future directors and certain future officers.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2009 with respect to the shares of our common stock that may be issued under our existing equity compensation plans: our Amended and Restated 2007 Equity Incentive Plan, our Amended and Restated 1998 Stock Option Plan, our 2000 Directors’ Stock Option Plan and our 2000 Employee Stock Purchase Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (A)	Weighted average exercise price of outstanding options, warrants and rights ($) (B)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (A)) (C)
Equity compensation plans approved by stockholders:
2007 Equity Incentive Plan	4,547,149	11.10	441,464
1998 Stock Option Plan	5,690,151	7.28	—	(1)
2000 Directors’ Stock Option Plan	444,595	7. 95	300,000
2000 Employee Stock Purchase Plan	—	—	201,393	(2)
Equity compensation plans not approved by stockholders:	—	—	—

Total	10,681,895		942,857

(1)	The 1998 Stock Option Plan expired on December 23, 2007.

(2)	As of December 31, 2009, 201,393 shares remained available for future issuance under our 2000 Employee Stock Purchase Plan, or the ESPP, with up to a maximum of 201,393 shares that could be purchased in the current purchase period. It is expected that the actual shares purchased in the current purchase period will be substantially less. The ESPP, designed to comply with Internal Revenue Code Section 423, includes an “evergreen” feature, which provides for an automatic annual increase in the number of shares available under the plan on the first day of each of our fiscal years through 2010 equal to the lesser of (i) 300,000 shares, (ii) one percent of our outstanding common stock on the last day of the immediately preceding fiscal year or (iii) such lesser number of shares as is determined by the Board of Directors. The Board of Directors allowed the number of shares available for issuance under the ESPP to increase by 300,000 shares in 2010.

STOCKHOLDERS SHARING THE SAME ADDRESS

In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record and share a single address, only one Annual Report to Stockholders and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street name stockholder residing at the same address who wishes to receive a separate copy of this proxy statement or accompanying Annual Report to Stockholders may request a separate copy by contacting the bank, broker or other holder of record, by contacting our Investor Relations Department at (425) 527-4000 or by sending a written request to: Eric L. Dobmeier, Corporate Secretary, Seattle Genetics, 21823 – 30th Drive S.E., Bothell, Washington 98021. The voting instructions sent to a street name stockholder should provide information on how to request (1) householding of future Seattle Genetics proxy materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact Seattle Genetics as described above.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

It is important that the proxies be returned promptly and that your shares are represented. Stockholders are urged to vote by Internet, by telephone or by marking, dating, signing and returning the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided.

By Order of the Board of Directors,

Eric L. Dobmeier

Corporate Secretary

Bothell, Washington

April 9, 2010

APPENDIX A

SEATTLE GENETICS, INC.

AMENDED AND RESTATED

2007 EQUITY INCENTIVE PLAN

(amended and restated by the Board August 5, 2009)

(amended and restated by the Board March 11, 2010)

([approved by the Company’s stockholders May 21, 2010])

1. Purposes of the Plan.

The purpose of this Plan is to encourage ownership in Seattle Genetics, Inc., a Delaware corporation (the “Company”), by key personnel whose long-term employment or other service relationship with the Company is considered essential to the Company’s continued progress and, thereby, encourage recipients to act in the stockholders’ interest and share in the Company’s success.

2. Definitions.

As used herein, the following definitions shall apply:

(a) “Administrator” means the Board, any Committees or such delegates as shall be administering the Plan in accordance with Section 4 of the Plan.

(b) “Affiliate” means any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator.

(c) “Applicable Laws” means the requirements relating to the administration of stock option and stock award plans under U.S. federal and state laws, the Code, any stock exchange or quotation system on which the Company has listed or submitted for quotation the Common Stock to the extent provided under the terms of the Company’s agreement with such exchange or quotation system and, with respect to Awards subject to the laws of any foreign jurisdiction where Awards are, or will be, granted under the Plan, the laws of such jurisdiction.

(d) “Award” means a Stock Award or Option granted in accordance with the terms of the Plan.

(e) “Awardee” means an Employee, Consultant or Director of the Company or any Affiliate who has been granted an Award under the Plan.

(f) “Award Agreement” means a Stock Award Agreement and/or Option Agreement, which may be in written or electronic format, in such form and with such terms and conditions as may be specified by the Administrator, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to the terms and conditions of the Plan.

(g) “Board” means the Board of Directors of the Company.

(h) “Cause” means (i) an action or omission of Awardee which constitutes a willful and intentional material breach of any written agreement or covenant with the Company, including without limitation, Awardee’s theft or other misappropriation of the Company’s proprietary information; (ii) Awardee’s commitment of fraud, embezzlement, misappropriation of funds or breach of trust in connection with Awardee’s employment; or (iii) Awardee’s conviction of any crime which involves dishonesty or a breach of trust, or gross negligence in connection with the performance of the Awardee’s duties. The determination as to whether an Awardee is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Awardee. The foregoing definition does not in any way limit the Company’s ability to terminate an Awardee’s employment or consulting relationship at any time as provided in Section 16 below, and the term “Company” will be interpreted to include any Affiliate or successor thereto, if appropriate.

(i) “Change in Control” means any of the following, unless the Administrator provides otherwise:

i. an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Company);

ii. a sale of all or substantially all of the assets of the Company, so long as in either i. or ii. above, the Company’s stockholders of record immediately prior to such transaction will, immediately after such transaction, hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity; or

iii. any other event specified by the Board or a Committee, regardless of whether at the time an Award is granted or thereafter; provided, however, that no Change in Control (or any analogous term) shall be deemed to occur upon announcement or commencement of a tender offer or upon a “potential” takeover or upon shareholder approval of a merger or other transaction, in each case without a requirement that the Change in Control actually occur.

(j) “Code” means the United States Internal Revenue Code of 1986, as amended.

(k) “Committee” means the compensation committee of the Board or a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

(l) “Common Stock” means the common stock of the Company.

(m) “Company” means Seattle Genetics, Inc., a Delaware corporation, or its successor.

(n) “Constructive Termination” means (A) there is a material reduction or change in job duties, responsibilities and requirements inconsistent with Awardee’s position with the Company and prior duties, responsibilities and requirements, provided that neither a mere change in title alone nor reassignment to a position that is substantially similar to the position held prior to the change in terms of job duties, responsibilities or requirements shall constitute a material reduction in job responsibilities; or (B) there is a reduction in Awardee’s then-current base salary by at least twenty percent (20%), provided that an across-the-board reduction in the salary level of all other employees by the same percentage amount as part of a general salary level reduction shall not constitute such a salary reduction; or (C) Awardee refuses to relocate to a facility or location more than fifty (50) miles from the Company’s current location.

(o) “Consultant” means any person engaged by the Company or any Affiliate to render services to such entity as an advisor or consultant.

(p) “Conversion Award” has the meaning set forth in Section 4(b)(xi) of the Plan.

(q) “Director” means a member of the Board.

(r) “Employee” means a regular, active employee of the Company or any Affiliate, including an Officer and/or Inside Director. Within the limitations of Applicable Law, the Administrator shall have the discretion to determine the effect upon an Award and upon an individual’s status as an Employee in the case of (i) any individual who is classified by the Company or its Affiliate as leased from or otherwise employed by a third party or as intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise, (ii) any leave of absence approved by the Company or an Affiliate, (iii) any transfer between locations of employment with the Company or an Affiliate or between the Company and any Affiliate or between any Affiliates, (iv) any change in the Awardee’s status from an Employee to a Consultant or Director, and (v) at the request of the Company or an Affiliate an Employee becomes employed by any partnership, joint venture or corporation not meeting the requirements of an Affiliate in which the Company or an Affiliate is a party.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t) “Fair Market Value” of a Share on any given date means, unless otherwise required by Applicable Law, the fair market value of such Share as determined in good faith by the Administrator either through application of any reasonable valuation method or, in the absence of any method established under law, in practice or otherwise to be reasonable, then pursuant to the Administrator’s good faith conclusion that its valuation determination is reasonable; provided that, to the extent possible, such value shall be determined with reference to the closing price of the Company’s Common Stock as quoted on the applicable date on Nasdaq or the exchange or market with the greatest volume of trading in the Common Stock as of the applicable date, or if the Shares were not trading on such date, then the closing bid on the applicable date. The Administrator may make a good faith determination that it is reasonable to use one valuation method with respect one type of transaction arising under the Plan and a different valuation method with respect to another type of Plan transaction, provided that in each case the Administrator concludes that application of the particular method results in the most accurate measure of fair market value with respect thereto.

(u) “Grant Date” means, for all purposes, the date on which the Administrator makes the determination granting an Award, or such other date as is determined by the Administrator, provided that in the case of any Incentive Stock Option, the grant date shall be the later of the date on which the Administrator makes the determination granting such Incentive Stock Option or the date of commencement of the Awardee’s employment relationship with the Company.

(v) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(w) “Inside Director” means a Director who is an Employee.

(x) “Nasdaq” means the Nasdaq Global Market or its successor.

(y) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(z) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa) “Option” means a right granted under Section 8 to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or other documents evidencing the Option (the “Option Agreement”). Both Options intended to qualify as Incentive Stock Options and Nonstatutory Stock Options may be granted under the Plan.

(bb) “Outside Director” means a Director who is not an Employee.

(cc) “Participant” means the Awardee or any person (including any estate) to whom an Award has been assigned or transferred as permitted hereunder.

(dd) “Plan” means this Seattle Genetics, Inc. Amended and Restated 2007 Equity Incentive Plan.

(ee) “Qualifying Performance Criteria” shall have the meaning set forth in Section 12(b) of the Plan.

(ff) “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

(gg) “Stock Appreciation Right” means a right to receive cash and/or shares of Common Stock based on a change in the Fair Market Value of a specific number of shares of Common Stock between the Grant Date and the exercise date granted under Section 11.

(hh) “Stock Award” means an award or issuance of Shares, Stock Units, Stock Appreciation Rights or other similar awards made under Section 11 of the Plan, the grant, issuance, retention, vesting, settlement and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as are expressed in the agreement or other documents evidencing the Award (the “Stock Award Agreement”).

(ii) “Stock Unit” means a bookkeeping entry representing an amount equivalent to the Fair Market Value of one Share (or a fraction or multiple of such value), payable in cash, property or Shares. Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Administrator.

(jj) “Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

(kk) “Termination of Employment” shall mean ceasing to be an Employee, Consultant or Director, as determined in the sole discretion of the Administrator. However, for Incentive Stock Option purposes, Termination of Employment will occur when the Awardee ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or one of its Subsidiaries. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or business unit, or a joint venture, shall be deemed to result in a Termination of Employment.

(ll) “Total and Permanent Disability” shall have the meaning set forth in Section 22(e)(3) of the Code.

3. Stock Subject to the Plan.

(a) Aggregate Limits.    Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be sold or issued pursuant to Awards granted under the Plan is 12,500,000 Shares.

Shares subject to Awards granted under the Plan that are cancelled, expire or are forfeited (including without limitation, any such Shares having been issued under the Award to the Participant) shall be available for re-grant under the Plan. If an Awardee pays the exercise or purchase price of an Award granted under the Plan through the tender of Shares, or if Shares are tendered or withheld to satisfy any Company withholding obligations, the number of Shares so tendered or withheld shall become available for re-issuance thereafter under the Plan. The Shares subject to the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.

(b) Code Section 162(m) Share Limits.    Subject to the provisions of Section 13 of the Plan, the aggregate number of Shares subject to Awards granted under this Plan during any calendar year to any one

Awardee shall not exceed 1,000,000. Notwithstanding anything to the contrary in the Plan, the limitation set forth in this Section 3(b) shall be subject to adjustment under Section 13(a) of the Plan only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Code Section 162(m).

4. Administration of the Plan.

(a) Procedure.

i. Multiple Administrative Bodies.    The Plan shall be administered by the Board, a Committee and/or their delegates.

ii. Section 162.    To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, Awards to “covered employees” within the meaning of Section 162(m) of the Code or Employees that the Committee determines may be “covered employees” in the future shall be made by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

iii. Rule 16b-3.    To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”), Awards to Officers and Directors shall be made by the entire Board or a Committee of two or more “non-employee directors” within the meaning of Rule 16b-3.

iv. Other Administration.    The Board or a Committee may delegate to an authorized officer or officers of the Company the power to approve Awards to persons eligible to receive Awards under the Plan who are not (A) subject to Section 16 of the Exchange Act or (B) at the time of such approval, “covered employees” under Section 162(m) of the Code or (C) any other executive officer.

v. Delegation of Authority for the Day-to-Day Administration of the Plan.    Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

vi. Nasdaq.    The Plan will be administered in a manner that complies with any applicable Nasdaq or stock exchange listing requirements.

(b) Powers of the Administrator.    Subject to the provisions of the Plan and, in the case of a Committee or delegates acting as the Administrator, subject to the specific duties delegated to such Committee or delegates, the Administrator shall have the authority, in its discretion:

i. to select the Employees, Consultants and Directors of the Company or its Affiliates to whom Awards are to be granted hereunder;

ii. to determine the number of shares of Common Stock or amount of cash to be covered by each Award granted hereunder;

iii. to determine the type of Award to be granted to the selected Employees, Consultants and Directors;

iii. to approve forms of Award Agreements for use under the Plan;

iv. to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise and/or purchase price (if applicable), the time or times when an Award may be exercised (which may or may not be based on performance criteria), the vesting schedule, any vesting and/or exercisability acceleration or waiver of forfeiture restrictions, the acceptable forms of consideration, the term, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine and may be established at the time an Award is granted or thereafter;

v. to determine whether and under what circumstances an Option may be settled in cash under Section 8(h) instead of Common Stock;

vi. to correct administrative errors;

vii. to construe and interpret the terms of the Plan (including sub-plans and Plan addenda) and Awards granted pursuant to the Plan;

viii. to adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized (A) to adopt the rules and procedures regarding the conversion of local currency, withholding procedures and handling of stock certificates which vary with local requirements and (B) to adopt sub-plans and Plan addenda as the Administrator deems desirable, to accommodate foreign laws, regulations and practice;

ix. to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans and Plan addenda;

x. to modify or amend each Award, including, but not limited to, the acceleration of vesting and/or exercisability, provided, however, that any such amendment is subject to Section 14 of the Plan and except as set forth in that Section, may not impair any outstanding Award unless agreed to in writing by the Participant;

xi. to allow Participants to satisfy withholding tax amounts by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or vesting of a Stock Award that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined in such manner and on such date that the Administrator shall determine or, in the absence of provision otherwise, on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may provide;

xii. to authorize conversion or substitution under the Plan of any or all stock options, stock appreciation rights or other stock awards held by service providers of an entity acquired by the Company (the “Conversion Awards”). Any conversion or substitution shall be effective as of the close of the merger, acquisition or other transaction. The Conversion Awards may be Nonstatutory Stock Options or Incentive Stock Options, as determined by the Administrator, with respect to options granted by the acquired entity; provided, however, that with respect to the conversion of stock appreciation rights in the acquired entity, the Conversion Awards shall be Nonstatutory Stock Options. Unless otherwise determined by the Administrator at the time of conversion or substitution, all Conversion Awards shall have the same terms and conditions as Awards generally granted by the Company under the Plan;

xiii. to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

xiv. to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy or under any other Company policy relating to Company stock and stock ownership and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

xv. to provide, either at the time an Award is granted or by subsequent action, that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of the Award; and

xvi. to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder.

(c) Effect of Administrator’s Decision.    All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, shall be final and binding on all Participants and on all other persons. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

5. Eligibility.

Awards may be granted to Employees, Consultants and Directors of the Company or any of its Affiliates; provided that Incentive Stock Options may be granted only to Employees of the Company or of a Subsidiary of the Company.

6. Term of Plan.

The Plan shall become effective on December 23, 2007 contingent upon approval of the stockholders of the Company. It shall continue in effect for a term of ten (10) years from the later of the date the stockholders of the Company approve the Plan or the date any amendment to add shares to the Plan is approved by stockholders of the Company, unless terminated earlier under Section 14 of the Plan.

7. Term of Award.

The term of each Award shall be determined by the Administrator and stated in the Award Agreement. In the case of an Option, the term shall be ten (10) years from the Grant Date or such shorter term as may be provided in the Award Agreement; provided that an Incentive Stock Option granted to an Employee who on the Grant Date owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary shall have a term of no more than five (5) years from the Grant Date.

8. Options.

The Administrator may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Administrator or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals, the satisfaction of an event or condition within the control of the Awardee or within the control of others.

(a) Option Agreement.    Each Option Agreement shall contain provisions regarding (i) the number of Shares that may be issued upon exercise of the Option, (ii) the type of Option, (iii) the exercise price of the

Shares and the means of payment for the Shares, (iv) the term of the Option, (v) such terms and conditions on the vesting and/or exercisability of an Option as may be determined from time to time by the Administrator, (vi) restrictions on the transfer of the Option or the Shares issued upon exercise of the Option and forfeiture provisions on either and (vii) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(b) Exercise Price.    The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

i. In the case of an Incentive Stock Option, the per Share exercise price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the Grant Date; provided however, that in the case of an Incentive Stock Option granted to an Employee who on the Grant Date owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary, the per Share exercise price shall be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the Grant Date.

ii. In the case of a Nonstatutory Stock Option, the per Share exercise price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the Grant Date.

iii. Notwithstanding the foregoing, at the Administrator’s discretion, Conversion Awards may be granted in substitution and/or conversion of options of an acquired entity, with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of such substitution and/or conversion.

(c) No Option Repricings.    Other than in connection with a change in the Company’s capitalization (as described in Section 14(a) of the Plan), the exercise price of an Option may not be reduced without stockholder approval.

(d) Vesting Period and Exercise Dates.    Options granted under this Plan shall vest and/or be exercisable at such time and in such installments during the period prior to the expiration of the Option’s term as determined by the Administrator. The Administrator shall have the right to make the timing of the ability to exercise any Option granted under this Plan subject to continued employment, the passage of time and/or such performance requirements as deemed appropriate by the Administrator. At any time after the grant of an Option, the Administrator may reduce or eliminate any restrictions surrounding any Participant’s right to exercise all or part of the Option.

(e) Form of Consideration.    The Participant may pay the exercise price of an Option using any of the following forms of consideration, unless the Administrator determines not to permit such form of consideration at any time including at the time of exercise:

i. cash;

ii. check or wire transfer (denominated in U.S. Dollars);

iii. subject to the Company’s discretion to refuse for any reason and at any time to accept such consideration and subject to any conditions or limitations established by the Administrator, other Shares held by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

iv. consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Administrator;

v. cashless “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issued upon exercise by the largest whole number of Shares having an aggregate Fair Market

Value that does not exceed the aggregate exercise price; provided that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the exercise price not satisfied by such reduction in the number of whole Shares to be issued; and also provided that Shares will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) Shares are withheld to pay the exercise price pursuant to a “net exercise,” and (B) the remaining number of whole Shares are delivered to the Participant as a result of such exercise;

vi. such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or

vii. any combination of the foregoing methods of payment.

(f) Effect of Termination on Options

i. Generally.     Unless otherwise provided for by the Administrator, upon an Awardee’s Termination of Employment other than as a result of circumstances described in Sections 8(f)(ii) and (iii) below, any outstanding Option granted to such Awardee, whether vested or unvested, to the extent not theretofore exercised, shall terminate immediately upon the Awardee’s Termination of Employment; provided, however, that the Administrator may in the Option Agreement specify a period of time (but not beyond the expiration date of the Option) following Termination of Employment during which the Awardee may exercise the Option as to Shares that were vested and exercisable as of the date of Termination of Employment. To the extent such a period following Termination of Employment is specified, the Option shall automatically terminate at the end of such period to the extent the Awardee has not exercised it within such period.

ii. Disability of Awardee.     Unless otherwise provided for by the Administrator, upon an Awardee’s Termination of Employment as a result of the Awardee’s disability, including Total and Permanent Disability, all outstanding Options granted to such Awardee that were vested and exercisable as of the date of the Awardee’s Termination of Employment may be exercised by the Awardee until (A) twelve (12) months following Awardee’s Termination of Employment as a result of Awardee’s disability, including Total and Permanent Disability or (B) the expiration of the term of such Option. If the Participant does not exercise such Option within the time specified, the Option (to the extent not exercised) shall automatically terminate.

iii. Death of Awardee.     Unless otherwise provided for by the Administrator, upon an Awardee’s Termination of Employment as a result of the Awardee’s death or in the event of the death of an Awardee within thirty (30) days following an Awardee’s Termination of Employment, all outstanding Options granted to such Awardee that were vested and exercisable as of the date of the Awardee’s death, or if earlier the date of Termination of Employment, may be exercised until the earlier of (A) six (6) months following the Awardee’s death or (B) the expiration of the term of such Option. If an Option is held by the Awardee when he or she dies, such Option may be exercised, to the extent the Option is vested and exercisable, by the beneficiary designated by the Awardee (as provided in Section 15 of the Plan), the executor or administrator of the Awardee’s estate or, if none, by the person(s) entitled to exercise the Option under the Awardee’s will or the laws of descent or distribution; provided that the Company need not accept exercise of an Option by such beneficiary, executor or administrator unless the Company has satisfactory evidence of such person’s authority to act as such. If the Option is not so exercised within the time specified, such Option (to the extent not exercised) shall automatically terminate.

iv. Termination for Cause.     The Administrator has the authority to cause all outstanding Options held by an Awardee to terminate immediately in their entirety upon first notification to the Awardee of the Awardee’s Termination of Employment for Cause. If an Awardee’s employment or consulting relationship with the Company is suspended pending an investigation of whether the Awardee shall be terminated for Cause, the Administrator has the authority to cause all the Awardee’s rights under all outstanding Options to be suspended during the investigation period in which event the Awardee shall have no right to exercise any outstanding Options.

v. Other Terminations of Employment.    The Administrator may provide in the applicable Option Agreement for different treatment of Options upon Termination of Employment of the Awardee than that specified above.

vi. Extension of Exercise Period.    The Administrator shall have full power and authority to extend the period of time for which an Option is to remain exercisable following an Awardee’s Termination of Employment from the periods set forth in Sections 8(f)(ii) and (iii) above or in the Option Agreement to such greater time as the Board shall deem appropriate, provided that in no event shall such Option be exercisable later than the date of expiration of the term of such Option as set forth in the Option Agreement.

(g) Leave of Absence.    The Administrator shall have the discretion to determine whether and to what extent the vesting of Options shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, vesting of Options shall be tolled during any leave that is not a leave required to be provided to the Awardee under Applicable Law. In the event of military leave, vesting shall toll during any unpaid portion of such leave, provided that, upon an Awardee’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to Options to the same extent as would have applied had the Awardee continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave.

(h) Buyout Provisions.    The Administrator may at any time offer to buy out for a payment in cash or Shares, an Option previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Awardee at the time that such offer is made.

9. Incentive Stock Option Limitations/Terms.

(a) Eligibility.    Only employees (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or any of its Subsidiaries may be granted Incentive Stock Options.

(b) $100,000 Limitation.    Notwithstanding the designation “Incentive Stock Option” in an Option Agreement, if and to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Awardee during any calendar year (under all plans of the Company and any of its Subsidiaries) exceeds U.S. $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 9(b), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the Grant Date.

(c) Transferability.    An Incentive Stock Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner by the Awardee otherwise than by will or the laws of descent and distribution, and, during the lifetime of such Awardee, may only be exercised by the Awardee. If the terms of an Incentive Stock Option are amended to permit transferability, the Option will be treated for tax purposes as a Nonstatutory Stock Option. The designation of a beneficiary by an Awardee will not constitute a transfer.

(d) Exercise Price.    The per Share exercise price of an Incentive Stock Option shall be determined by the Administrator in accordance with Section 8(b)(i) of the Plan.

(e) Other Terms.    Option Agreements evidencing Incentive Stock Options shall contain such other terms and conditions as may be necessary to qualify, to the extent determined desirable by the Administrator, with the applicable provisions of Section 422 of the Code.

10. Exercise of Option.

(a) Procedure for Exercise.

i. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the respective Option Agreement.

ii. An Option shall be deemed exercised when the Company receives (A) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option; (B) full payment for the Shares with respect to which the related Option is exercised; and (C) payment of all applicable withholding taxes.

iii. An Option may not be exercised for a fraction of a Share.

(b) Rights as a Stockholder.    The Company shall issue (or cause to be issued) such Shares as administratively practicable after the Option is exercised. Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Unless provided otherwise by the Administrator or pursuant to this Plan, until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option.

11. Stock Awards.

(a) Stock Award Agreement.    Each Stock Award Agreement shall contain provisions regarding (i) the number of Shares subject to such Stock Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment for the Shares, (iii) the performance criteria (including Qualifying Performance Criteria), if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting, settlement and/or forfeiture of the Shares as may be determined from time to time by the Administrator, (v) restrictions on the transferability of the Stock Award and (vi) such further terms and conditions in each case not inconsistent with this Plan as may be determined from time to time by the Administrator; provided, however, that each Stock Award must have a minimum vesting period of one (1) year from the Grant Date.

(b) Restrictions and Performance Criteria.    The grant, issuance, retention, vesting and/or settlement of each Stock Award or the Shares subject thereto may be subject to such performance criteria (including Qualifying Performance Criteria) and level of achievement versus these criteria as the Administrator shall determine, which criteria may be based on financial performance, personal performance evaluations and/or completion of service by the Awardee. Unless otherwise permitted in compliance with the requirements of Code Section 162(m) with respect to an Award intended to comply as “performance-based compensation” thereunder, the Committee shall establish the Qualifying Performance Criteria applicable to, and the formula for calculating the amount payable under, the Award no later than the earlier of (a) the date ninety

(90) days after the commencement of the applicable performance period, or (b) the date on which 25% of the performance period has elapsed, and in any event at a time when the achievement of the applicable Qualifying Performance Criteria remains substantially uncertain.

(c) Forfeiture.    Unless otherwise provided for by the Administrator, upon the Awardee’s Termination of Employment, the Stock Award and the Shares subject thereto shall be forfeited, provided that to the extent that the Participant purchased or earned any Shares, the Company shall have a right to repurchase the unvested Shares at such price and on such terms and conditions as the Administrator determines.

(d) Rights as a Stockholder.    Unless otherwise provided by the Administrator in the Award Agreement, the Participant shall have the rights equivalent to those of a stockholder and shall be a stockholder only after Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) to the Participant. Unless otherwise provided by the Administrator, a Participant holding Stock Units shall not be entitled to receive dividend payments or any credit therefore as if he or she was an actual stockholder.

(e) Stock Appreciation Rights.

i. General.    Stock Appreciation Rights may be granted either alone, in addition to, or in tandem with other Awards granted under the Plan. The Board may grant Stock Appreciation Rights to eligible Participants subject to terms and conditions not inconsistent with this Plan and determined by the Board. The specific terms and conditions applicable to the Participant shall be provided for in the Stock Award Agreement. Stock Appreciation Rights shall be exercisable, in whole or in part, at such times as the Board shall specify in the Stock Award Agreement.

ii. Exercise of Stock Appreciation Right.    Upon the exercise of a Stock Appreciation Right, in whole or in part, the Participant shall be entitled to a payment in an amount equal to the excess of the Fair Market Value on the date of exercise of a fixed number of Shares covered by the exercised portion of the Stock Appreciation Right, over the Fair Market Value on the Grant Date of the Shares covered by the exercised portion of the Stock Appreciation Right (or such other amount calculated with respect to Shares subject to the Award as the Board may determine). The amount due to the Participant upon the exercise of a Stock Appreciation Right shall be paid in such form of consideration as determined by the Board and may be in cash, Shares or a combination thereof, over the period or periods specified in the Stock Award Agreement. A Stock Award Agreement may place limits on the amount that may be paid over any specified period or periods upon the exercise of a Stock Appreciation Right, on an aggregate basis or as to any Participant. A Stock Appreciation Right shall be considered exercised when the Company receives written notice of exercise in accordance with the terms of the Stock Award Agreement from the person entitled to exercise the Stock Appreciation Right.

iii. Nonassignability of Stock Appreciation Rights.    Except as determined by the Administrator, no Stock Appreciation Right shall be assignable or otherwise transferable by the Participant except by will or by the laws of descent and distribution.

12. Other Provisions Applicable to Awards.

(a) Non-Transferability of Awards.    Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by beneficiary designation, will or by the laws of descent or distribution. Subject to Section 9(c), the Administrator may in its discretion make an Award transferable to an Awardee’s family member or any other person or entity as it deems appropriate. If the Administrator makes an Award transferable, either at the time of grant or thereafter, such Award shall contain such additional terms and conditions as the

Administrator deems appropriate, and any transferee shall be deemed to be bound by such terms upon acceptance of such transfer.

(b) Qualifying Performance Criteria.    For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator in the Award: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average stockholders’ equity; (vii) total stockholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income, in aggregate or per share; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) market share; (xviii) growth in stockholder value relative to the moving average of a peer group index; (xix) strategic plan development and implementation (including individual performance objectives that relate to achievement of the Company’s or any business unit’s strategic plan); (xx) improvement in workforce diversity; (xxi) growth of revenue, operating income or net income; (xxii) approval by the U.S. Food and Drug Administration or other regulatory body of a product candidate; and (xxiii) any other similar criteria. The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (A) asset write-downs; (B) litigation or claim judgments or settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs and/or other nonrecurring charges; and (E) any gains or losses classified as “extraordinary” under generally accepted accounting principles or discontinued operations in the Company’s financial statements.

(c) Certification.    Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall certify the extent to which any Qualifying Performance Criteria and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Common Stock).

(d) Discretionary Adjustments Pursuant to Section 162(m).    Notwithstanding satisfaction of any completion of any Qualifying Performance Criteria, to the extent specified at the time of grant of an Award to “covered employees” within the meaning of Section 162(m) of the Code, the number of Shares, Options or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(e) Compliance with Section 409A.    Notwithstanding anything to the contrary contained herein, to the extent that the Administrator determines that any Award granted under the Plan is subject to Code Section 409A and unless otherwise specified in the applicable Award Agreement, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary for such Award to avoid the consequences described in Code Section 409A(a)(1), and to the maximum extent permitted under Applicable Law (and unless otherwise stated in the applicable Award Agreement), the Plan and the Award Agreements shall be interpreted in a manner that results in their conforming to the requirements of Code Section 409A(a)(2), (3) and (4) and any Department of Treasury or Internal Revenue Service regulations or other interpretive guidance issued under Section 409A (whenever issued, the “Guidance”). Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement provides otherwise, with specific reference to this sentence), to the extent that a Participant holding an Award that constitutes “deferred compensation” under Section 409A and the Guidance is a “specified employee” (also as defined thereunder), no distribution or payment of any amount shall be made before a date that is six (6) months following the date of such Participant’s “separation from service” (as defined in Section 409A and the Guidance) or, if earlier, the date of the Participant’s death.

(f) Deferral of Award Benefits.    The Administrator may in its discretion and upon such terms and conditions as it determines appropriate permit one or more Participants whom it selects to (a) defer compensation payable pursuant to the terms of an Award, or (b) defer compensation arising outside the terms of this Plan pursuant to a program that provides for deferred payment in satisfaction of such other compensation amounts through the issuance of one or more Awards. Any such deferral arrangement shall be evidenced by an Award Agreement in such form as the Administrator shall from time to time establish, and no such deferral arrangement shall be a valid and binding obligation unless evidenced by a fully executed Award Agreement, the form of which the Administrator has approved, including through the Administrator’s establishing a written program (the “Program”) under this Plan to govern the form of Award Agreements participating in such Program. Any such Award Agreement or Program shall specify the treatment of dividends or dividend equivalent rights (if any) that apply to Awards governed thereby, and shall further provide that any elections governing payment of amounts pursuant to such Program shall be in writing, shall be delivered to the Company or its agent in a form and manner that complies with Code Section 409A and the Guidance, and shall specify the amount to be distributed in settlement of the deferral arrangement, as well as the time and form of such distribution in a manner that complies with Code Section 409A and the Guidance.

13. Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a) Changes in Capitalization.    Subject to any required action by the stockholders of the Company, (i) the number and kind of Shares covered by each outstanding Award, (ii) the exercise or purchase (including repurchase) price per Share subject to each such outstanding Award and (iii) each of the Share limitations set forth in Section 3 of the Plan, shall be proportionately adjusted for any increase or decrease in the number or kind of issued shares resulting from a stock split, reverse stock split, stock dividend, spin-off, combination or reclassification of the Common Stock, or any other similar increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b) Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent an Award has not been previously exercised or the Shares subject thereto issued to the Awardee and unless otherwise determined by the Administrator, an Award will terminate immediately prior to the consummation of the transaction. In addition, the Administrator may provide that any Company repurchase option or forfeiture applicable to any Shares purchased upon exercise of an Option or covered by a Stock Award shall lapse as to all such Shares, provided the proposed liquidation or dissolution takes place at the time and in the matter contemplated.

(c) Change in Control.    In the event there is a Change in Control of the Company, as determined by the Board or a Committee, the Board or Committee may, in its discretion, (i) provide for the assumption or substitution of, or adjustment (including to the number and type of Shares and exercise or purchase price applicable) to, each outstanding Award; (ii) accelerate the vesting of Options and terminate any restrictions on Stock Awards and/or (iii) provide for termination of Awards as a result of the Change in Control on such terms and conditions as it deems appropriate, including providing for the cancellation of Awards for a cash or other payment to the Participant.

For purposes of this Section 13(c), an Award shall be considered assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Change in Control, as the case may be, each holder of an Award would be entitled to receive upon exercise of the Award the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of Shares covered by the Award at such time (after giving effect to any adjustments in the number of Shares covered by the Award as provided for in Section 13(a)); provided that if such consideration received in the transaction is not solely common stock of the successor corporation, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the Award to be solely common stock of the successor corporation equal to the Fair Market Value of the per Share consideration received by holders of Common Stock in the transaction.

In the event of a Change in Control, and if an Awardee’s Awards are not assumed by the successor corporation or its parent or subsidiary and such successor does not substitute equivalent options or awards for those outstanding under the Plan and the Awardee has not experienced a Termination of Employment without Cause as of, or has experienced a Termination of Employment without Cause immediately prior to, the effective time of the Change in Control, then such Awards shall become fully vested and exercisable and/or payable as applicable, and all forfeiture or repurchase restrictions on such Awards shall lapse immediately prior to the effective time of the Change in Control. Upon, or in anticipation of, such Change in Control, the Administrator may cause any and all Awards outstanding under the Plan to terminate at a specific time in the future and shall give each Awardee the right to exercise such Awards during a period of time as the Administrator, in its sole and absolute discretion, shall determine. The Administrator shall have sole discretion to determine whether an Award has been assumed by the successor corporation or its parent or subsidiary or whether such successor has substituted equivalent awards for those outstanding under the Plan in connection with a Change in Control subject to the preceding paragraph.

In the event of a Change in Control, if outstanding Awards are assumed or equivalent awards are substituted by the successor corporation or a parent or subsidiary of such successor corporation, and if at the time of, immediately prior to or within twelve (12) months after, the effective time of such Change in Control, an Awardee experiences a Termination of Employment without Cause or as a result of a Constructive Termination, then, as of the date of Awardee’s Termination of Employment, the vesting and exercisability of any assumed Option, or any option substituted for an Option by the successor corporation or a parent or subsidiary of such successor corporation, held by Awardee at the time of termination, and the lapse of any forfeiture or repurchase restrictions with respect to any assumed Stock Award, or any stock award substituted for a Stock Award by the successor corporation or a parent or subsidiary of such successor corporation, held by Awardee at the time of termination, shall be accelerated in full.

14. Amendment and Termination of the Plan.

(a) Amendment and Termination.    The Administrator may amend, alter or discontinue the Plan or any Award Agreement, but any such amendment shall be subject to approval of the stockholders of the Company in the manner and to the extent required by Applicable Law. To the extent required to comply with Section 162(m), the Company shall seek re-approval of the Plan from time to time by the stockholders. In addition, without limiting the foregoing, unless approved by the stockholders of the Company, no such amendment shall be made that would:

i. increase the maximum number of Shares for which Awards may be granted under the Plan, other than an increase pursuant to Section 13 of the Plan;

ii. reduce the minimum exercise prices at which Options may be granted under the Plan (as set forth in Section 8(b));

iii. result in a repricing of Options or Stock Appreciation Rights; or

iv. change the class of persons eligible to receive Awards under the Plan.

(b) Effect of Amendment or Termination.    No amendment, suspension or termination of the Plan shall impair the rights of any Award, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company; provided further that the Administrator may amend an outstanding Award in order to conform it to the Administrator’s intent (in its sole discretion) that such Award not be subject to Code Section 409A(a)(1). Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(c) Effect of the Plan on Other Arrangements.    Neither the adoption of the Plan by the Board or a Committee nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or any Committee to adopt such other incentive arrangements as it or they may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases. The value of Awards granted pursuant to the Plan will not be included as compensation, earnings, salaries or other similar terms used when calculating an Awardee’s benefits under any employee benefit plan sponsored by the Company or any Subsidiary except as such plan otherwise expressly provides.

15. Designation of Beneficiary.

(a) An Awardee may file a written designation of a beneficiary who is to receive the Awardee’s rights pursuant to Awardee’s Award or the Awardee may include his or her Awards in an omnibus beneficiary designation for all benefits under the Plan. To the extent that Awardee has completed a designation of beneficiary while employed with the Company, such beneficiary designation shall remain in effect with respect to any Award hereunder until changed by the Awardee to the extent enforceable under Applicable Law.

(b) Such designation of beneficiary may be changed by the Awardee at any time by written notice. In the event of the death of an Awardee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Awardee’s death, the Company shall allow the executor or administrator of the estate of the Awardee to exercise the Award, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may allow the spouse or one or more dependents or relatives of the Awardee to exercise the Award to the extent permissible under Applicable Law or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

16. No Right to Awards or to Employment.

No person shall have any claim or right to be granted an Award and the grant of any Award shall not be construed as giving an Awardee the right to continue in the employ of the Company or its Affiliates. Further, the Company and its Affiliates expressly reserve the right, at any time, to dismiss any Employee, Consultant or Awardee at any time without liability or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

17. Legal Compliance.

Shares shall not be issued pursuant to the exercise of an Option or Stock Award unless the exercise of such Option or Stock Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

18. Reservation of Shares.

The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

19. Notice.

Any written notice to the Company required by any provisions of this Plan shall be addressed to the Secretary of the Company and shall be effective when received.

20. Governing Law; Interpretation of Plan and Awards.

(a) This Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the state of Delaware.

(b) In the event that any provision of the Plan or any Award granted under the Plan is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan and/or Award shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(c) The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of the Plan, nor shall they affect its meaning, construction or effect.

(d) The terms of the Plan and any Award shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

(e) All questions arising under the Plan or under any Award shall be decided by the Administrator in its total and absolute discretion. In the event the Participant believes that a decision by the Administrator with respect to such person was arbitrary or capricious, the Participant may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Administrator’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision, and the Awardee shall as a condition to the receipt of an Award be deemed to explicitly waive any right to judicial review.

(f) Notice of demand for arbitration shall be made in writing to the Administrator within thirty (30) days after the applicable decision by the Administrator. The arbitrator shall be selected from amongst those members of the Board who are neither Administrators nor Employees. If there are no such members of the Board, the arbitrator shall be selected by the Board. The arbitrator shall be an individual who is an attorney licensed to practice law in the State of Washington. Such arbitrator shall be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association; provided, however, that the arbitration shall not be administered by the American Arbitration Association. Any challenge to the neutrality of the arbitrator shall be resolved by the arbitrator whose decision shall be final and conclusive. The arbitration shall be administered and conducted by the arbitrator pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. The decision of the arbitrator on the issue(s) presented for arbitration shall be final and conclusive and may be enforced in any court of competent jurisdiction.

21. Limitation on Liability.

The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant, an Employee, an Awardee or any other persons as to:

(a) The Non-Issuance of Shares.    The non-issuance or sale of Shares (including under Section 17 above) as to which the Company has been unable, or the Administrator deems it infeasible, to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and

(b) Tax Consequences.    Any tax consequence realized by any Participant, Employee, Awardee or other person due to the receipt, vesting, exercise or settlement of any Option or other Award granted hereunder or due to the transfer of any Shares issued hereunder. The Participant is responsible for, and by accepting an Award under the Plan agrees to bear, all taxes of any nature that are legally imposed upon the Participant in connection with an Award, and the Company does not assume, and will not be liable to any party for, any cost or liability arising in connection with such tax liability legally imposed on the Participant. In particular, Awards issued under the Plan may be characterized by the Internal Revenue Service (the “IRS”) as “deferred compensation” under the Code resulting in additional taxes, including in some cases interest and penalties. In the event the IRS determines that an Award constitutes deferred compensation under the Code or challenges any good faith characterization made by the Company or any other party of the tax treatment applicable to an Award, the Participant will be responsible for the additional taxes, and interest and penalties, if any, that are determined to apply if such challenge succeeds, and the Company will not reimburse the Participant for the amount of any additional taxes, penalties or interest that result.

(c) Forfeiture.    The requirement that Participant forfeit an Award, or the benefits received or to be received under an Award, pursuant to any Applicable Law.

22. Unfunded Plan.

Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Awardees who are granted Stock Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company nor the Administrator be deemed to be a trustee of stock or cash to be awarded under the Plan. Any liability of the Company to any Participant with respect to an Award shall be based solely upon any contractual obligations which may be created by the Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any obligation which may be created by this Plan.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

SEATTLE GENETICS, INC.

INTERNET

http://www.proxyvoting.com/sgen

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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FOLD AND DETACH HERE

The Company’s Board of Directors recommends a vote FOR the nominees for director listed below and a vote FOR proposal 2 and FOR proposal 3.

Please mark your votes as indicated in this example ☒

1. ELECTION OF DIRECTORS

Nominees:

01 Marc E. Lippman

02 Franklin M. Berger

03 Daniel G. Welch

FOR ALL WITHHOLD FOR ALL*EXCEPTIONS

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

FOR AGAINST ABSTAIN

2. PROPOSAL TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE SEATTLE GENETICS, INC. AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN TO INCREASE THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER BY 7,500,000 SHARES, AND TO MAKE CERTAIN OTHER CHANGES THERETO AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

3. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

Mark Here for Address Change or Comments SEE REVERSE

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Seattle Genetics, Inc. account online.

Access your Seattle Genetics, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Seattle Genetics, Inc., now makes it easy and convenient to get current information on your shareholder account.

View account status

View certificate history

View book-entry information

View payment history for dividends

Make address changes

Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The proxy statement and annual report are available at: http://materials.proxyvote.com/812578

FOLD AND DETACH HERE

PROXY FOR HOLDERS OF COMMON STOCK OF

SEATTLE GENETICS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF SEATTLE GENETICS, INC.

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 21, 2010

The undersigned holder of common stock of Seattle Genetics, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 9, 2010, and hereby appoints Clay B. Siegall and Eric L. Dobmeier, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on Friday, May 21, 2010 at 11:00 a.m., local time, at 21823 – 30th Drive S.E., Bothell, Washington, 98021 and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS:

(1) FOR THE ELECTION OF THREE NOMINEES FOR DIRECTOR NAMED IN THE ACCOMPANYING PROXY STATEMENT; (2) FOR THE AMENDMENT AND RESTATEMENT OF THE SEATTLE GENETICS, INC. AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN TO INCREASE THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER BY 7,500,000 SHARES, AND TO MAKE CERTAIN OTHER CHANGES THERETO AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT; (3) FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010; AND (4) AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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